EXHIBIT 99.1
                                                                    ------------


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                                 PROXY STATEMENT



                                       OF



                               IWO HOLDINGS, INC.



                   IN CONNECTION WITH ITS PROPOSED MERGER WITH



                            ITALY ACQUISITION CORP.,



                          A WHOLLY OWNED SUBSIDIARY OF



                            SPRINT NEXTEL CORPORATION




================================================================================

                               [GRAPHIC OMITTED]

                       [LOGO - INDEPENDENT WIRELESS ONE]



September 28, 2005



Dear Stockholder:

         You are cordially invited to attend a special meeting of stockholders of IWO Holdings, Inc. to be held on Wednesday, October 19, 2005, at 10:00 a.m. local time. The meeting will take place at Independent Wireless One Corporation, 52 Corporate Circle, Room 1, Albany, New York, 12203.

         At the special meeting, we will ask you to approve and adopt the agreement and plan of merger, dated as of August 29, 2005, by and among Sprint Nextel Corporation, Italy Acquisition Corp., a wholly owned subsidiary of Sprint Nextel Corporation, and IWO Holdings, Inc. (the "merger agreement"), including the merger of Italy Acquisition Corp. with and into IWO Holdings, Inc. (the "merger"), with IWO Holdings, Inc. surviving the merger as a wholly owned subsidiary of Sprint Nextel Corporation, and the other transactions contemplated by the merger agreement. If the merger is completed, each holder of shares of our common stock will be entitled to receive $42.50 in cash in exchange for each share held, as more fully described in the enclosed proxy statement.

         After careful consideration, our board of directors unanimously voted to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement and has declared the merger advisable and in the best interests of IWO Holdings, Inc. and our stockholders. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, INCLUDING THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

         The merger agreement must be approved and adopted by the affirmative vote of holders of at least a majority of our outstanding shares of common stock that are entitled to vote at the special meeting. If the merger agreement is approved and adopted, the closing of the merger will occur no later than the fifth business day after the other conditions to the closing of the merger are satisfied or waived.

         The accompanying notice of special meeting of stockholders provides specific information concerning the special meeting. The enclosed proxy statement provides you with a summary of the merger and the merger agreement, the stockholders agreement and the forbearance agreement and release entered into concurrently with the merger agreement and additional information about the parties involved. We urge you to read carefully the enclosed proxy statement and the merger agreement, a copy of which is included in the proxy statement as EXHIBIT A, the stockholders agreement, a copy of which is included in the proxy statement as EXHIBIT B, the forbearance agreement and release, a copy of which is included in the proxy statement as EXHIBIT C, and the opinion of Merrill Lynch & Co., a copy of which is included in the proxy statement as EXHIBIT D.

         Your vote is very important. Whether you plan to attend the special meeting or not, please complete the enclosed proxy card and return it as promptly as possible. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the special meeting and vote your shares in person. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against the merger.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE TRANSACTIONS, PASSED UPON THE FAIRNESS OR MERITS OF THESE TRANSACTIONS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                     Sincerely,


                                                     /s/ Charles E. Bayless
                                                     ----------------------
                                                     Chairman of the Board

                               IWO HOLDINGS, INC.

                               52 CORPORATE CIRCLE
                             ALBANY, NEW YORK 12203
                                 (518) 862-6000
                               ___________________

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 19, 2005
                              ____________________


Dear Stockholder:

         NOTICE IS HEREBY GIVEN that a special meeting of stockholders of IWO Holdings, Inc. will be held on Wednesday, October 19, 2005 at 10:00 a.m. local time. The meeting will take place at Independent Wireless One Corporation, 52 Corporate Circle, Room 1, Albany, New York, 12203, for the purpose of acting upon the following proposals:

         1. To consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of August 29, 2005, by and among Sprint Nextel Corporation, Italy Acquisition Corp., a wholly owned subsidiary of Sprint Nextel Corporation, and IWO Holdings, Inc. (the "merger agreement"), including the merger of Italy Acquisition Corp. with and into IWO Holdings, Inc. (the "merger"), with IWO Holdings, Inc. surviving the merger as a wholly owned subsidiary of Sprint Nextel Corporation, and the other transactions contemplated by the merger agreement; and

         2. To consider and act upon any other matters that may properly be brought before the special meeting and at any adjournments or postponements thereof.

         All holders of record of shares of our common stock as of the close of business on September 27, 2005 are entitled to notice of and to vote at the special meeting or any postponements or adjournments of the special meeting. REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT. If you do not plan to attend the meeting and vote your shares of common stock in person, please cast your vote by marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope.

         Any proxy may be revoked at any time prior to its exercise by delivery of a later-dated proxy or by voting in person at the special meeting.

         Stockholders have the right to dissent from the merger and seek appraisal of their shares. In order to assert dissenters' rights, stockholders must comply with the requirements of Delaware law as described under "The Merger Agreement--Dissenting Shares" on page 29.

         AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS UNANIMOUSLY VOTED TO ADOPT THE MERGER AGREEMENT AND TO APPROVE THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND HAS DECLARED THE MERGER ADVISABLE AND IN THE BEST INTERESTS OF IWO HOLDINGS, INC. AND OUR STOCKHOLDERS. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, INCLUDING THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

         We encourage you to read this proxy statement carefully. If you have any questions or need assistance, please call our proxy solicitor Georgeson Shareholder Communications Inc., at (877) 507-1756. In addition, you may obtain information about us from certain documents that we have filed with the Securities and Exchange Commission and from our website at www.iwocorp.com.

         This notice and proxy statement was first mailed to stockholders on or about September 28, 2005.

                                         By Order of the Board of Directors


                                         /s/ Michael E. Cusack
                                         -------------------------
                                         Secretary



September 28, 2005

                                Table of Contents

SUMMARY........................................................................4

QUESTIONS AND ANSWERS ABOUT THE MERGER.........................................7

PROPOSAL NO. 1:  APPROVAL AND ADOPTION OF THE MERGER AGREEMENT................12

THE PARTIES...................................................................12

THE MERGER....................................................................13

   The Merger.................................................................13

   Determination of Merger Consideration......................................13

   Reasons for the Merger.....................................................14

RECOMMENDATION OF THE BOARD OF DIRECTORS......................................17

FAIRNESS OPINION OF MERRILL LYNCH & CO........................................18

BACKGROUND OF THE MERGER......................................................23

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER...................28

THE MERGER AGREEMENT..........................................................31

   The Merger.................................................................31

   Effective Time.............................................................31

   Merger Consideration.......................................................31

   Treatment of Options.......................................................32

   Dissenting Shares..........................................................32

   Payment Procedures.........................................................32

   Representations and Warranties.............................................32

   Conduct of Business Pending the Merger.....................................33

   Access to Information......................................................35

   Further Assurances.........................................................35

   Board Recommendation.......................................................35

   Other Proposals............................................................36

   Directors' and Officers' Indemnification and Insurance.....................37

   Public Announcements.......................................................37

   Stockholders Meeting.......................................................37

   Proxy Statement............................................................37

   Director Resignations......................................................38

   Benefits Continuation, Severance...........................................38

   Conditions to the Merger...................................................39

   Termination................................................................40

   Effect of Termination......................................................41

   Amendment..................................................................42

   Fees and Expenses..........................................................42

THE STOCKHOLDERS AGREEMENT....................................................42

FORBEARANCE AGREEMENT AND RELEASE.............................................45

PLANS FOR IWO.................................................................46

REGULATORY APPROVALS..........................................................47

FEES AND EXPENSES.............................................................47

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER..........47

PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF IWO..................................49

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................51

OTHER MATTERS.................................................................53

STOCKHOLDER PROPOSALS.........................................................53

WHERE YOU CAN FIND ADDITIONAL INFORMATION.....................................53

EXHIBITS........................................................................

         Exhibit A - Agreement and Plan of Merger............................A-1

         Exhibit B - Stockholders Agreement..................................B-1

         Exhibit C - Forbearance Agreement and Release.......................C-1

         Exhibit D - Opinion of Merrill Lynch & Co...........................D-1

         Exhibit E - Section 262 of the Delaware General Corporation Law.....E-1

         Exhibit F - Annual Report on Form 10-K for Fiscal Year
                     Ended December 31, 2005.................................F-1

         Exhibit G - Quarterly Report on Form 10-Q/A for Fiscal Quarter
                     Ended March 31, 2005....................................G-1

         Exhibit H - Quarterly Report on Form 10-Q for Fiscal Quarter
                     Ended June 30, 2005.....................................H-1

         Exhibit I - Current Reports on Form 8-K.............................I-1

                               IWO HOLDINGS, INC.

                               52 CORPORATE CIRCLE
                             ALBANY, NEW YORK 12203
                                 (518) 862-6000
                               -------------------

                                 PROXY STATEMENT
                              --------------------


                                     SUMMARY

         THIS SUMMARY PRESENTS MATERIAL INFORMATION IN THIS PROXY STATEMENT RELATING TO THE MERGER CONTEMPLATED BY THE MERGER AGREEMENT (AS DEFINED BELOW) (THE "MERGER") AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER AND THE RELATED TRANSACTIONS FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT"), DATED AS OF AUGUST 29, 2005, BY AND AMONG SPRINT NEXTEL CORPORATION ("SPRINT"), ITALY ACQUISITION CORP., A WHOLLY OWNED SUBSIDIARY OF SPRINT NEXTEL CORPORATION ("BUYER") AND IWO HOLDINGS, INC. (REFERRED TO IN THIS PROXY STATEMENT AS "WE," "US," "OUR" OR "IWO"), YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AS WELL AS THE ADDITIONAL DOCUMENTS TO WHICH IT REFERS, INCLUDING THE MERGER AGREEMENT, WHICH IS ATTACHED TO THIS PROXY STATEMENT AS EXHIBIT A AND INCORPORATED HEREIN BY REFERENCE. FOR INSTRUCTIONS ON OBTAINING MORE INFORMATION, SEE "WHERE YOU CAN FIND ADDITIONAL INFORMATION" ON PAGE 50. THIS PROXY STATEMENT IS FIRST BEING MAILED ON OR ABOUT SEPTEMBER 28, 2005.

         THE MERGER; MERGER CONSIDERATION

         At a special meeting, our stockholders will be asked to approve and adopt the merger agreement, including the merger and the other transactions contemplated by the merger agreement as described in Proposal No. 1. We sometimes use the term "surviving company" in this proxy statement to describe IWO as the surviving entity following the merger. In the merger, each share of common stock, par value $0.01 per share, of IWO that is issued and outstanding immediately prior to the effective time (the "effective time") of the merger (other than shares of common stock owned by Buyer or Sprint and dissenting shares) will be cancelled and automatically converted into the right to receive an amount in cash equal to $42.50, less any required withholding taxes and without interest.

         All outstanding options to acquire shares of common stock of IWO granted under the IWO 2005 Equity Award Plan that are not exercised prior to the consummation of the merger will terminate and expire immediately after the consummation of the merger. We will pay each option holder, immediately after consummation of the merger, in exchange for the cancellation of that holder's options (regardless of exercise price or whether or not the options are vested and exercisable), an amount in cash determined by multiplying (1) the excess, if any, of $42.50 over the applicable exercise price per share of the option by (2) the number of shares of common stock of IWO that the holder could have purchased had the holder exercised the option in full immediately after consummation of the merger, less any required withholding taxes and without interest.

         THE SPECIAL MEETING

         This proxy statement is being furnished to holders of shares of our common stock for use at the special meeting, and at any adjournments or postponements of that meeting, in connection with the approval and adoption of the merger agreement, including the merger and the other transactions contemplated by the merger agreement, all in the manner described in this proxy statement. The special meeting will be held on Wednesday, October 19, 2005, at 10:00 a.m. local time, at Independent Wireless One Corporation, 52 Corporate Circle, Room 1, Albany, New York, 12203.

         VOTING REQUIREMENTS FOR APPROVING AND ADOPTING THE MERGER AGREEMENT

         The proposal to approve and adopt the merger agreement, including the merger and the other transactions contemplated by the merger agreement, requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock entitled to vote at the special meeting. If you hold your shares in "street name" (that is, through a broker or other nominee), your broker or nominee will not vote your shares of common stock unless you provide instructions to your broker or nominee on how to vote your shares. You should instruct your broker or nominee how to vote your shares of common stock by following the directions provided by your broker or nominee. IF YOU FAIL TO VOTE BY PROXY OR IN PERSON, OR FAIL TO INSTRUCT YOUR BROKER OR NOMINEE ON HOW TO VOTE, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

         RECORD DATE AND QUORUM REQUIREMENT

         We have set the close of business on September 27, 2005, for determining those stockholders who are entitled to notice of, and to vote at, the special meeting. The presence at the special meeting, in person or by proxy, of the holders of a majority of the aggregate number of shares of our common stock outstanding and entitled to vote on the record date will constitute a quorum, allowing us to conduct the business of the special meeting.

         REVOCATION OF PROXIES

         Even after you have properly submitted your proxy card, you may change your vote at any time before the proxy is voted by delivering to our secretary either a notice of revocation or a duly executed proxy bearing a later date. In addition, the powers of the proxy holders will be suspended with respect to your proxy if you attend the special meeting in person and notify the chairman of the meeting that you would like your proxy revoked. Attendance at the special meeting will not by itself revoke a previously granted proxy. If you have instructed a broker or nominee to vote your shares, you must follow the directions received from your broker or nominee to change those instructions. Also, if you elect to vote in person at the special meeting and your shares are held by a broker or nominee, you must bring to the special meeting a legal proxy from the broker or nominee authorizing you to vote your shares.

         STOCKHOLDER APPROVAL; RECOMMENDATION OF OUR BOARD OF DIRECTORS

         The approval and adoption of the merger agreement, including the merger and the other transactions contemplated by the merger agreement, is subject to the approval of our stockholders, as well as other customary conditions. If our stockholders vote to approve and adopt the merger agreement, including the merger and the other transactions contemplated by the merger agreement, and the other conditions to the merger are satisfied or waived, then we intend to consummate the merger as soon as practicable following the special meeting. We currently anticipate closing the merger in the fourth quarter of this year.

         Our board of directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement, including the merger and the other transactions contemplated by the merger agreement. After an evaluation of a variety of business, financial and other relevant factors and consultation with our legal and financial advisors, culminating in a special meeting on August 29, 2005, our board of directors determined that the merger was advisable and in the best interests of IWO and our stockholders. At this meeting, our board of directors unanimously voted to adopt the merger agreement and to approve the merger and the other transactions contemplated by the merger agreement, and voted to recommend that our stockholders vote FOR the approval and adoption of the merger agreement, including the merger and the other transactions contemplated by the merger agreement.

         PAYMENT PROCEDURES

         Promptly after the consummation of the merger, you will receive a letter of transmittal describing how to exchange your shares for the merger consideration. At that time, if you hold physical share certificates, you must send your share certificates with your completed letter of transmittal to the paying agent. You should not send your share certificates to us or anyone else until you receive these instructions. You will receive payment of your portion of the merger consideration after we receive from you a properly completed letter of transmittal together with your share certificates, or, if you do not hold any physical share certificates, promptly after we receive your properly completed letter of transmittal and electronic transfer of your shares of common stock.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       WHAT AM I BEING ASKED TO VOTE ON?

A:       You are being asked to vote to approve and adopt the merger agreement, including the merger and the other transactions contemplated by the merger agreement.

Q:       WHAT WILL I RECEIVE IN THE MERGER?

A:       You will be entitled to receive $42.50 in cash, less any required withholding taxes and without interest, for each outstanding share of common stock that you own as of the effective time of the merger.

Q:       DOES THE BOARD OF DIRECTORS RECOMMEND THE APPROVAL AND ADOPTION OF THE
MERGER AGREEMENT?

A:       Yes. After careful consideration, our board of directors has unanimously voted to adopt the merger agreement and to approve the merger and the other transactions contemplated by the merger agreement, and has unanimously voted to recommend that our stockholders vote FOR the approval and adoption of the merger agreement, including the merger and the other transactions contemplated by the merger agreement. For a description of factors considered by our board of directors, please see "Recommendation of The Board of Directors" on page 14 and "Reasons for the Merger" on page 11.

Q:       WHY HAS THE MERGER BEEN PROPOSED?

A:       Our board of directors believes that the merger agreement and the merger, on the terms and conditions set forth in the merger agreement, are advisable and in the best interests of IWO and its stockholders. You should read "Reasons for the Merger" on page 11 for a discussion of the factors that our board of directors considered in deciding to recommend the approval and adoption of the merger agreement, including the merger and the other transactions contemplated by the merger agreement.

Q:       WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A:       We are working toward completing the merger as promptly as practicable.
If our stockholders vote to approve and adopt the merger agreement, including the merger and the other transactions contemplated by the merger agreement, and the other conditions to the merger are satisfied or waived, then we intend to consummate the merger as soon as practicable following the special meeting. We currently anticipate closing the merger in the fourth quarter of this year.

Q:       IF THE MERGER IS COMPLETED, WHEN CAN I EXPECT TO RECEIVE THE MERGER
CONSIDERATION FOR MY SHARES?

A:       Promptly after the completion of the merger, you will receive a letter of transmittal describing how you may exchange your shares for the merger consideration. At that time, if you hold physical share certificates, you must send your share certificates with your completed letter of transmittal to the paying agent. If you do not hold any physical share certificates, you must execute a properly completed letter of transmittal and arrange to electronically transfer your shares. You should not send your share certificates to us or anyone else until you receive these instructions. You will receive payment of your portion of the merger consideration after we receive from you a properly completed letter of transmittal together with your share certificates, or, if you do not hold any physical share certificates, promptly after we receive your properly completed letter of transmittal and electronic transfer of your shares.

Q:       IF I AM A U.S. PERSON, WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO
ME?

A:       Your receipt of the merger consideration for your shares will be taxable for federal income tax purposes. In general, you will recognize capital gain or loss equal to the difference between the amount of merger consideration you receive for your shares and the adjusted tax basis of your shares. For further information on the material tax consequences of the merger, see "Material United States Federal Income Tax Consequences of the Merger" on page
44. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:       WHAT VOTE IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT?

A:       Approval and adoption of the merger agreement, including the merger and the other transactions contemplated by the merger agreement, requires the affirmative vote of at least a majority of shares of our common stock that are outstanding and entitled to vote at the special meeting. We urge you to complete, execute and return the enclosed proxy card to assure the representation of your shares at the special meeting.

Q:       WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

A:       You can vote against the merger by indicating a vote against the proposal on your proxy card and signing and mailing your proxy card, or by voting against the merger in person at the special meeting. Shares of IWO common stock that are issued and outstanding immediately prior to the effective time of the merger and which are held by IWO stockholders who have demanded and perfected their demands for appraisal of their shares of IWO common stock in the time and manner provided in Section 262 of the Delaware General Corporation Law (the "DGCL") and, as of the effective time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the "dissenting shares") will not be converted into the right to receive the merger consideration, but will, by virtue of the merger, be entitled to only such rights as are granted by Section 262 of the DGCL; provided that if such holder has failed to perfect or has effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, that holder's shares of IWO common stock will be deemed to have been converted, at the effective time, into the right to receive the merger consideration. The full text of Section 262 of the DGCL is attached as EXHIBIT E to this proxy statement.

Q:       WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:       Only stockholders of record at the close of business on the record date, September 27, 2005, are entitled to receive notice of the special meeting and to vote shares of common stock that they held on that date at the special meeting, or any postponements or adjournments of the special meeting. Each stockholder has one vote for each share of common stock owned on the record date. As of the record date, there were 5,000,005 shares of common stock outstanding and entitled to vote at the special meeting.

Q:       WHAT IS THE LOCATION, DATE AND TIME OF THE SPECIAL MEETING?

A:       The special meeting will be held on Wednesday, October 19, 2005, at
10:00 a.m. local time, at Independent Wireless One Corporation, 52 Corporate Circle, Room 1, Albany, New York, 12203.

Q:       WHAT HAPPENS IF I SELL MY SHARES BEFORE THE SPECIAL MEETING?

A:       The record date for the special meeting, September 27, 2005, is earlier than the date of the special meeting. If you held your shares on the record date but transfer them before the special meeting, you will retain your right to vote at the special meeting, but not the right to receive the merger consideration for the shares. The right to receive the merger consideration will pass to the person who owns your shares when the merger is completed.

Q:       HOW DO I VOTE?

A:       If you complete and properly sign the proxy card attached to this proxy statement and return it to us before the special meeting, your shares will be voted as you direct. If you are a registered stockholder and attend the special meeting, you may deliver your completed proxy card or vote in person. "Street name" stockholders who wish to vote at the special meeting will need to obtain a proxy form from the institution that holds their shares.

         If you fail to either return your proxy card or vote in person at the special meeting, or if you mark your proxy card "abstain," the effect will be the same as a vote against the merger. If you sign and return your proxy card and fail to indicate your vote on your proxy, your shares will be counted as a vote in favor of approving and adopting the merger agreement, including the merger and the other transactions contemplated by the merger agreement.

Q:       IF MY SHARES ARE HELD FOR ME BY MY BROKER, WILL MY BROKER VOTE MY
SHARES FOR ME?

A:       If you hold your shares in "street name" through a broker or other nominee, your broker or nominee will not vote your shares unless you provide instructions on how to vote. You should instruct your broker or nominee how to vote your shares by following the directions your broker or nominee will provide to you. If you do not provide instructions to your broker or nominee, your shares will not be voted and this will have the same effect as a vote against the proposal to approve and adopt the merger agreement, including the merger and the other transactions contemplated by the merger agreement.

Q:       MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:       Yes. You may change your vote either by delivering to our secretary before the special meeting, a later dated, signed proxy card or a written revocation of your proxy or by attending the special meeting and voting in person. The powers of the proxy holders will be suspended with respect to your proxy if you attend the special meeting in person and so request; your attendance at the special meeting, however, will not, by itself, revoke your proxy. If you have instructed a broker or nominee to vote your shares, you must follow the directions received from your broker or nominee to change those instructions. Also, if you elect to vote in person at the special meeting and your shares are held by a broker or nominee, you must bring to the special meeting a legal proxy from the broker or nominee authorizing you to vote your shares.

Q:       WHAT WILL HAPPEN TO MY SHARES AFTER COMPLETION OF THE MERGER?

A:       Following the completion of the merger, your shares will be cancelled and will represent only the right to receive your portion of the merger consideration.

Q:       HAVE ANY STOCKHOLDERS ALREADY AGREED TO APPROVE THE MERGER?

A:       Yes. Stockholders holding approximately 33% of the issued and outstanding shares of common stock of IWO have entered into an agreement in which they have agreed to vote in favor of approving and adopting the merger agreement, including the merger and the other transactions contemplated by the merger agreement. For more information, please see "The Stockholders Agreement" on page 39.

Q:       WHAT HAPPENS TO IWO ONCE THE MERGER IS COMPLETED?

A:       Once the merger is completed, IWO will be a wholly owned subsidiary of
Sprint, and the current holders of IWO's common stock will no longer have any interest in IWO's future earnings or growth.

Q:       WHAT DO I NEED TO DO NOW?

A:       This proxy statement contains important information regarding the merger agreement, the merger and the other transactions contemplated by the merger agreement, as well as information about us, Sprint and Buyer. It also contains important information about what our board of directors considered in adopting the merger agreement and approving the merger. We urge to you read this proxy statement carefully, including the exhibits. You may also want to review the documents referenced in the section captioned "Where You Can Find Additional Information" on page 50.

Q:       SHOULD I SEND MY SHARE CERTIFICATES NOW?

A:       No. After the merger is completed, a paying agent will send you a letter of transmittal describing how you may exchange your share certificates for the merger consideration. At that time, you must send in your share certificates or execute an appropriate instrument of transfer of your shares of common stock, as applicable, with your completed letter of transmittal to the paying agent to receive the merger consideration. If you do not hold any physical share certificates, you must execute a properly completed letter of transmittal and arrange to electronically transfer your shares of common stock.

Q:       WHERE CAN I FIND MORE INFORMATION ABOUT IWO?

A:       We file certain information with the Securities and Exchange Commission
(the "SEC") under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the SEC's public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and on our website at www.iwocorp.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See "Where You Can Find Additional Information" on page 50.

Q:       HOW WILL PROXY HOLDERS VOTE MY SHARES?

A:       If you complete and properly sign the proxy card attached to this proxy statement and return it to us prior to the special meeting, your shares will be voted as you direct. If you sign the proxy card but no direction is otherwise made, your shares will be voted in accordance with the board of directors' recommendations. Our board of directors recommends a vote FOR the approval and adoption of the merger agreement, including the merger and the other transactions contemplated by the merger agreement. Our board of directors' recommendation is set forth, together with the description of the proposal, in this proxy statement. See "Recommendation of Our Board of Directors" on page 14.

Q:       WHOM CAN I CALL WITH QUESTIONS?

A:       We have selected Georgeson Shareholder Communications Inc. as our proxy solicitor, which you may contact as follows:

         Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, NY 10004. Telephone: (212) 440-9800 (for banks and brokers) or (877) 507-1756 (for all other stockholders).

Q:       WHO WILL SOLICIT AND PAY THE COST OF SOLICITING PROXIES?

A:       We will bear the cost of soliciting proxies. In addition to solicitation by mail and, without additional compensation for these services, proxies may be solicited personally, or by telephone or telecopy, by our officers or employees. We will pay approximately $9,500 (plus reimbursement of out-of-pocket expenses) to our proxy solicitor. We will also request that banking institutions, brokerage firms, custodians, directors, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of shares of common stock held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

         If you have further questions, you may contact our proxy solicitor at the address and telephone number indicated above.

                                                                 PROPOSAL NO. 1:



                  APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

         As discussed elsewhere in this proxy statement, holders of shares of our common stock are considering approval and adoption of the merger agreement, including the merger and the other transactions contemplated by the merger agreement. Stockholders are encouraged to read carefully this proxy statement in its entirety, including the exhibits, for more detailed information concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement. In particular, stockholders are directed to the merger agreement, a copy of which is attached to this proxy statement as EXHIBIT A.


                                   THE PARTIES

         IWO HOLDINGS, INC.

         IWO Holdings, Inc. (referred to in this proxy statement as "we," "us," "our," or "IWO") is a Delaware corporation with principal executive offices at 52 Corporate Circle, Albany, New York 12203. The telephone number for IWO's executive offices is (518) 862-6003. We are principally engaged in the ownership and operation of wireless communications and, through our Independent Wireless One Corporation subsidiary, we are a PCS affiliate of Sprint Nextel Corporation (referred to in this proxy statement as "Sprint") with rights to provide exclusive digital wireless mobile communications services throughout our affiliated markets under the "Sprint" brand name. Our service area includes a total population of approximately 6.2 million as of December 31, 2004, and covers upstate New York, including the markets of Albany, Syracuse and Ithaca, substantially all of New Hampshire and Vermont and portions of Massachusetts and Pennsylvania. We are currently the only provider of wireless products and services under the "Sprint" brand name in our service area. Our territory is adjacent to the Sprint markets in New York City, Boston, Rochester and Hartford. As a PCS affiliate of Sprint, we offer national and local calling plans designed by Sprint. We market Sprint products and services through a number of distribution outlets located in our territory, including our own retail outlets, major national distributors and our local third-party distributors. For more information, visit our website at www.iwocorp.com. Information contained on our website is not part of, or incorporated in, this proxy statement.

         ITALY ACQUISITION CORP.

         Italy Acquisition Corp. (referred to in this proxy statement as "Buyer"), a Delaware corporation and a wholly owned subsidiary of Sprint, is an entity recently formed solely for the purpose of acquiring us pursuant to the merger agreement. Buyer has not carried on any activities to date other than those incident to its formation and to the execution of the merger agreement. The principal executive offices of Buyer are located at c/o Sprint Nextel Corporation, 2001 Edmund Halley Drive, Reston, Virginia 20191. The telephone number for Buyer at such offices is (703) 433-4000.

         SPRINT NEXTEL CORPORATION

         Sprint is a Kansas corporation with its principal executive offices located at 2001 Edmund Halley Drive, Reston, Virginia 20191. The telephone number for Sprint is (703) 433-4000. Effective as of August 12, 2005, Nextel Communications, Inc. was merged with and into a subsidiary of Sprint Corporation and the company's name was changed to Sprint Nextel Corporation. Sprint is a global communications company and a leader in integrated long distance, local service and wireless communications, and offers a comprehensive range of wireless and wireline communications services to consumer, business and government customers. Sprint is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks offering industry-leading mobile data services; instant national and international push-to-talk capabilities; and an award-winning and global Tier 1 Internet backbone. For more information, visit Sprint's website at www.sprint.com. Information contained on Sprint's website is not part of, or incorporated in, this proxy statement.

                                   THE MERGER

         THE MERGER

         The merger agreement provides for the merger of Buyer, a wholly owned subsidiary of Sprint, with and into IWO, with IWO continuing as the surviving company following the completion of the merger. The merger will be completed when the certificate of merger has been accepted for recording by the Secretary of State of the State of Delaware in accordance with Delaware law, which is expected to occur as soon as practicable after stockholder approval and adoption of the merger agreement, including the merger and the other transactions contemplated by the merger agreement, and the satisfaction or waiver of all other conditions to closing under the merger agreement.

         At the effective time of the merger, each share of common stock of IWO that is issued and outstanding immediately prior to the effective time of the merger (other than shares of common stock owned by Buyer or Sprint and dissenting shares) will be cancelled and automatically converted into the right to receive an amount in cash equal to $42.50, less any required withholding taxes and without interest.

         All outstanding options to acquire shares of common stock of IWO granted under the IWO 2005 Equity Award Plan that are not exercised before the completion of the merger will terminate and expire immediately after the completion of the merger. We will pay each such option holder, immediately after completion of the merger, in exchange for the cancellation of the holder's options (regardless of exercise price or whether or not the options are vested and exercisable), an amount in cash determined by multiplying (1) the excess, if any, of $42.50 over the applicable exercise price per share of the option by (2) the number of shares of common stock of IWO that the holder could have purchased had the holder exercised the option in full immediately after completion of the merger, less any required withholding taxes and without interest.

         As of the effective time of the merger, each share of common stock of IWO that is owned by us, Sprint or Buyer will be cancelled, and retired and will cease to exist. No payment will be made for any of the cancelled shares of common stock.

                  DETERMINATION OF MERGER CONSIDERATION

         We determined the consideration offered to our stockholders in the merger based on arm's-length negotiations between IWO and Sprint. We did not use any single other method of determining the merger consideration.

                  REASONS FOR THE MERGER

         In deciding to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, our board of directors consulted with senior management and IWO's financial and legal advisors and considered a number of factors, both potentially positive and potentially negative, with respect to the adoption and the approvals.

         Potentially positive factors include:

         OUR OPERATING AND FINANCIAL CONDITION AND PROSPECTS. Our board of directors considered our current and historical financial condition and results of operations, as well as our prospects and strategic objectives, including the risks involved in achieving those prospects and objectives, and the current and expected conditions in the industry in which IWO operates. Among other things, our board of directors considered factors such as the risks attendant to achieving the goals of our strategic plan, the challenges associated with the industry's competitive environment and the uncertainty of our ability to compete as a Sprint PCS network affiliate, as well as the uncertainty of the status of our business relationship with Sprint following consummation of the merger between Sprint and Nextel Communications, Inc. as of August 12, 2005 (the "S-N Merger").

         TRANSACTION FINANCIAL TERMS. The financial terms of the merger agreement as reviewed by our board of directors with our financial and legal advisors are favorable for a transaction of this size and nature. Our board of directors considered that the $42.50 price per share of common stock represents a total enterprise value to 2005 estimated earnings before interest, taxes, depreciation, and amortization ("EBITDA") multiple of 11.2x compared to the mean for certain regional cellular companies of 8.0x as of August 24, 2005 and the mean for certain other companies operating under management agreements with Sprint of 10.7x as of July 8, 2005 (the last trading day prior to the announcement of the acquisition of US Unwired Inc. by Sprint). This estimate is based on projections prepared by management of IWO.

         PREMIUM TO MARKET PRICE. The merger consideration represents a significant premium over the historical and recent valuation of our common stock, representing:

         o a $6.75, or 18.9%, premium over the valuation of our common stock on the day prior to the public announcement of the signing of the merger agreement;

         o a $9.40, or 28.4%, premium over the valuation of our common stock one month prior to the public announcement of the signing of the merger agreement; and

         o a $12.50, or 41.7%, premium over the valuation of our common stock six months prior to the public announcement of the signing of the merger agreement.

However, due to the thin trading of our shares of common stock and the fact that approximately 68.5% of our shares of common stock is held by accounts managed by AIG Global Investment Corp., affiliates of Ares Management LLC and Eaton Vance Management or its affiliates (see "Principal and Management Stockholders of IWO" below on page 46), the premium of the merger consideration over the historical and recent valuation of our common stock is not as significant a factor as it would be with other publicly-traded companies whose stock is more widely held and more actively traded.

         FORM OF MERGER CONSIDERATION. The payment of cash as the form of merger consideration will provide our common stockholders with immediate liquidity and value that is not subject to any external factors, except for applicable tax laws and regulations. In this regard, our board of directors considered that our shares of common stock have a small public float and thin trading history, which severely limits liquidity for our stockholders.

         EFFECT OF TRANSACTION STRUCTURE ON MINORITY STOCKHOLDERS. Our board of directors considered that the transaction is a purchase of IWO as a whole and that all holders of IWO's common stock would receive the same consideration in the merger. Our board of directors also considered that stockholders of IWO who object to the merger would be entitled to obtain fair value for their IWO common stock if they exercise and perfect their appraisal rights under Section 262 of the DGCL.

         IWO FINANCIAL ADVISORS' FAIRNESS OPINION. Our board of directors considered the presentation from Merrill Lynch & Co. ("Merrill Lynch"), and the oral opinion of Merrill Lynch delivered on August 29, 2005, which was subsequently confirmed in writing dated August 29, 2005, that, as of that date, and subject to the assumptions made, matters considered and qualifications and limitations set forth in the written opinion, the consideration of $42.50 in cash per share of common stock to be received by the holders of IWO's common stock, other than Sprint and its affiliates, pursuant to the merger was fair, from a financial point of view, to the holders of IWO common stock, other than Sprint and its affiliates. A copy of Merrill Lynch's fairness opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch in arriving at its opinion, is attached as EXHIBIT D to this proxy statement and is incorporated in this proxy statement by reference. Stockholders are urged to read and should read the opinion in its entirety. The fairness opinion is addressed to our board of directors and addresses only the fairness, from a financial point of view of the consideration to be received by the holders of IWO common stock, other than Sprint and its affiliates, pursuant to the merger. The opinion of Merrill Lynch does not address the merits of the underlying decision of IWO to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any stockholder of IWO as to how that stockholder should vote with respect to the proposed merger. Our board of directors was aware that Merrill Lynch became entitled to certain fees described below upon the consummation of the merger.

         STRATEGIC ALTERNATIVES. Our board of directors considered our management's strategic plan and trends in the industry in which our business operates and the strategic alternatives available to us, including the following alternatives, as well as the risks and uncertainties associated with such alternatives: (i) to remain an independent company, (ii) to exercise our put right as a remedy upon potential breach by Sprint of our affiliation agreements with Sprint (the "affiliation agreements") following the S-N Merger, (iii) to exercise our right to call spectrum from Sprint as a remedy upon potential breach by Sprint of our affiliation agreements, followed by a sale of IWO to a third party, (iv) to re-affiliate with Sprint and (v) litigation with Sprint as a remedy over potential breaches by Sprint of our affiliation agreements following the consummation of the S-N Merger. Our board of directors considered the results of the process that had been conducted by Merrill Lynch to assist the board in its evaluation of strategic alternatives. Our board of directors also considered the advice of our legal counsel with respect to the likelihood and timing of success, as well as potential recoveries and costs of pursuing in litigation potential claims against Sprint relating to the S-N Merger. In addition, our board of directors considered the discussions IWO had with Sprint about potential terms for a re-affiliation with Sprint and the contacts that IWO had with various third parties regarding a potential transaction involving IWO and the fact that IWO had engaged in a vigorous exploration of its strategic options, as described below in the "Background of the Merger" section of this proxy statement. Our board of directors believes that the merger represents a more desirable alternative for our stockholders than continuing to operate as an independent company or the other strategic alternatives described above.

         TIMING OF COMPLETION. Our board of directors considered the anticipated timing of the consummation of the transactions contemplated by the merger agreement, and the structure of the transaction as a cash acquisition of all of the shares of our common stock, which should allow stockholders to receive the merger consideration in a relatively short time frame. Our board of directors also considered that the transaction was not contingent on Sprint's or Buyer's ability to secure financing commitments.

         ALTERNATIVE TRANSACTION. Our board of directors considered that under the terms of the merger agreement, although IWO is prohibited from soliciting alternative acquisition proposals (each, an "Acquisition Proposal") from third parties, prior to the adoption of the merger agreement by our stockholders, IWO may furnish information to, and negotiate or otherwise engage in discussions with, any individual or entity that delivers an unsolicited Acquisition Proposal prior to the adoption of the merger agreement by our stockholders if our board of directors determines in good faith, based on the advice of outside legal counsel, that it is required by its fiduciary duties under applicable Delaware law, and concludes in good faith, based on the advice of IWO's financial advisor, that such proposal is reasonably likely to lead to a Superior Proposal. A "Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an alternative transaction that our board of directors determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to the holders of our common stock than the merger, taking into account all relevant factors (including whether, in the good faith judgment of our board of directors after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to the merger agreement that may be proposed by Sprint in response to such alternative transaction). Our board of directors further considered IWO's rights and obligations under the merger agreement in the event that IWO or its representatives receives a Superior Proposal and the terms and conditions under which IWO would be permitted to change its recommendation. Our board of directors considered such provisions in light of Sprint's right to terminate the merger agreement, our board of directors' right to change its recommendations to our stockholders and the ensuing obligations of IWO to pay to Sprint, in certain cases, a termination fee of $7.9 million. Our board of directors also considered that, although IWO is not permitted to terminate the merger agreement upon receipt of a Superior Proposal, IWO could enter into and consummate an alternative transaction following the termination of the merger agreement for any reason, provided that it pay the termination fee to Sprint if it consummated an alternative transaction with another party and such transaction was consummated (or an agreement relating thereto was entered into) within twelve months of termination of the merger agreement. Our board of directors also considered the views of its financial advisors expressed in this regard.

         FAVORABLE MARKET CONDITIONS. Our board of directors considered that the merger allows IWO to take advantage of the increased merger and acquisition activity in the wireless communications industry in recent months and the relatively high transaction multiples in the sector. This was one of the factors considered by our board of directors in determining that the merger represents a more desirable course of action for maximizing value to our stockholders than continuing to operate as an independent company.

         Potentially negative factors include:

         NO CONTINUING EQUITY INTEREST. Upon completion of the merger, our stockholders will no longer share in the future performance of IWO. TAX. An all cash transaction would be taxable to IWO's stockholders for U.S. federal income tax purposes.

         COSTS. There are significant costs involved in connection with the merger, which IWO may be required to bear if the merger is not completed, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships. In addition, if the merger is not consummated, this fact could have the effect of depressing values offered by others to IWO in a business combination and could erode customer and employee confidence in IWO.

         ALTERNATIVE TRANSACTION. The $7.9 million termination fee payable by IWO to Sprint under certain circumstances, together with the terms of the forbearance agreement and the terms of the stockholders agreement, could discourage third parties from making competing proposals to acquire IWO.

         COVENANTS RESTRICTIONS. The restrictions on the conduct of our business prior to the completion of the merger requires us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger.

         GOVERNMENTAL APPROVAL. The timing and receipt of governmental and regulatory approvals for the merger, and the possibility that delays in obtaining regulatory approvals of the merger could delay the closing.

         POTENTIAL CONFLICTS OF INTEREST. Our board of directors was aware of the potential conflicts of interest between IWO, on the one hand, and IWO's executive officers, directors or affiliates on the other hand, as a result of the transactions contemplated by the merger. Please see "Interests of Directors and Executive Officers in the Merger" on page 25.

         In view of the wide variety of factors considered by our board of directors, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. Our board of directors viewed its position and recommendation as being based on the totality of the information presented to, and considered by, it. After taking into consideration all the factors set forth above, our board of directors determined that the risks are of the nature that are customary in business combinations similar to the merger, could be mitigated or managed by IWO or Sprint, were reasonably acceptable under the circumstances, and that, overall, the potential benefits of the merger substantially outweighed the potential detriments associated with the merger.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

         Our board of directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement, including the merger and the other transactions contemplated by the merger agreement. After an evaluation of a variety of business, financial and other relevant factors and consultation with our legal and financial advisors, culminating in a special meeting on August 29, 2005, our board of directors determined that the merger was advisable and in the best interests of IWO and our stockholders. At this meeting, our board of directors unanimously voted to adopt the merger agreement and to approve the merger and the other transactions contemplated by the merger agreement, and voted to recommend that our stockholders vote FOR the approval and adoption of the merger agreement, including the merger and the other transactions contemplated by the merger agreement.

                     FAIRNESS OPINION OF MERRILL LYNCH & CO.

         The board of directors engaged Merrill Lynch to act as its financial advisor in connection with the proposed merger and to render an opinion as to whether the consideration to be received by the holders of our common stock, other than Sprint and its affiliates, pursuant to the merger was fair, from a financial point of view, to the holders of our common stock, other than Sprint and its affiliates.

         On August 28, 2005, Merrill Lynch delivered its oral opinion to our board of directors, subsequently confirmed in writing as of August 29, 2005, that as of that date, and subject to the assumptions made, matters considered and qualifications and limitations set forth in the written opinion (which are described below), the consideration of $42.50 in cash per share of our common stock to be received by the holders of our common stock, other than Sprint and its affiliates, pursuant to the merger was fair, from a financial point of view, to the holders of our common stock other than Sprint and its affiliates.

         The full text of the written opinion of Merrill Lynch which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch is attached to this proxy statement as EXHIBIT D and is incorporated in this proxy statement by reference. The following summary of Merrill Lynch's opinion is qualified by reference to the full text of the opinion. Stockholders are urged to read and should read the entire opinion carefully. Merrill Lynch has consented to the inclusion in this proxy statement of its opinion dated August 29, 2005 and the summary of that opinion set forth below.

         The opinion is addressed to the board of directors and addresses only the fairness, from a financial point of view of the consideration to be received by the holders of our common stock, other than Sprint and its affiliates, pursuant to the merger. The opinion does not address the merits of the underlying decision of IWO to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any stockholder of IWO as to how that stockholder should vote with respect to the proposed merger or any other matter.

         In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than these analyses suggest. In addition, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The opinion of Merrill Lynch was one of several factors taken into consideration by our board of directors in making its determination to approve the merger. Consequently, you should not view the Merrill Lynch analyses described below as determinative of the decision of our board of directors with respect to the fairness from a financial point of view to the holders of our common stock other than Sprint and its affiliates, of the $42.50 in cash per share of our common stock to be received by the holders of our common stock pursuant to the merger.

         In connection with its opinion, Merrill Lynch, among other things:

         o reviewed certain publicly available business and financial information relating to us that Merrill Lynch deemed to be relevant;

         o reviewed certain information, including financial forecasts, relating to our business, earnings, cash flow, assets, liabilities and prospects that we furnished to Merrill Lynch;

         o conducted discussions with members of our senior management concerning the matters described in the two bullet points above;

         o     reviewed our affiliation agreements with Sprint;

         o reviewed the market prices and valuation multiples for our common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

         o reviewed our results of operations and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

         o compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

         o participated in certain discussions and negotiations among representatives of us and Sprint, certain of our major stockholders, and our and their financial and legal advisors;

         o reviewed drafts dated August 27, 2005 of the merger agreement and stockholders agreement (including any exhibits and schedules thereto); and

         o reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

         In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of our assets or liabilities. Merrill Lynch was not furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate our solvency or fair value under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of our properties or facilities. With respect to the financial forecast information that we furnished to or discussed with Merrill Lynch, Merrill Lynch assumed that this information had been reasonably prepared and reflected the best currently available estimates and judgment of our management as to our expected future financial performance. Merrill Lynch also assumed that the final forms of the merger agreement and stockholders agreement would be substantially similar to the last drafts that Merrill Lynch reviewed.

         Merrill Lynch necessarily based its opinion upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the opinion. Merrill Lynch assumed that the transactions described in the merger agreement and stockholders agreement will be consummated on the terms set forth therein, without material waiver or modification (regulatory or otherwise).

         Merrill Lynch expressed no opinion as to the prices at which our common stock would trade subsequent to the announcement of the merger. Further, we did not request Merrill Lynch to opine as to, and its opinion does not in any manner address, the fairness to, or any other consideration of, the holders of any class of our securities, or any of our creditors or other constituencies, other than the holders of our common stock.

         As part of its investment banking business, Merrill Lynch engages continually in the valuation of businesses and their securities in connection with mergers and acquisitions and strategic transactions and for other purposes. We retained Merrill Lynch because Merrill Lynch is an internationally recognized investment banking firm, with substantial experience in complex strategic transactions, and because Merrill Lynch was familiar with us and our business.

         Pursuant to its engagement letter, we agreed to pay Merrill Lynch fees for its financial advisory services, a significant portion of which is contingent upon the consummation of the merger or a similar transaction involving us. We also agreed to indemnify Merrill Lynch and certain related persons and entities for certain liabilities, including liabilities under securities laws, related to or arising out of its engagement.

         Merrill Lynch has, in the past, provided financing services to us and our affiliates and to Sprint and its affiliates and may continue to do so, and Merrill Lynch has received, and may receive, fees for rendering these services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade shares of our common stock and our other securities, and common stock and other securities of Sprint and its affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

         The following is a summary of the material financial analyses that Merrill Lynch performed in connection with the preparation of its opinion dated August 29, 2005. However, it does not purport to be a complete description of the analyses that Merrill Lynch performed. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO UNDERSTAND FULLY THE FINANCIAL ANALYSES PERFORMED BY MERRILL LYNCH, ONE MUST READ THESE TABLES TOGETHER WITH THE ACCOMPANYING TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, AND IF VIEWED IN ISOLATION COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF THE FINANCIAL ANALYSES PERFORMED BY MERRILL LYNCH. TO THE EXTENT THE FOLLOWING QUANTITATIVE INFORMATION REFLECTS MARKET DATA, EXCEPT AS OTHERWISE INDICATED, MERRILL LYNCH BASED THIS INFORMATION ON MARKET DATA AS THEY EXISTED PRIOR TO AUGUST 29, 2005. THIS INFORMATION, THEREFORE, DOES NOT NECESSARILY REFLECT CURRENT OR FUTURE MARKET CONDITIONS.

         The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Such an opinion, therefore, is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that one must consider its analyses as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

         SUMMARY OF VALUATION ANALYSIS

         Merrill Lynch assessed the fair value of our common stock using several methodologies, including:

         o a comparable company trading analysis using valuation multiples from selected publicly traded companies;

         o a precedent acquisition comparables analysis using valuation multiples from selected transactions; and

         o     a discounted cash flow analysis.

         Merrill Lynch used each of these methodologies to generate implied valuation ranges for our common stock which were then compared to the $42.50 in cash per share to be received by the holders of our common stock, other than Sprint and its affiliates, pursuant to the merger.

         COMPARABLE COMPANY TRADING ANALYSIS

         Merrill Lynch compared certain publicly available financial, operating and stock market information for us and eight other wireless services providers. Merrill Lynch selected these eight comparable companies because they are publicly traded companies with operating profiles that Merrill Lynch deemed reasonably similar to ours. Three of these selected companies, Alamosa Holdings Inc., UbiquiTel Inc. and iPCS Inc., were wireless service providers operating under management agreements with Sprint that were substantially similar to ours. Another three of these selected companies, United States Cellular Corp., Centennial Communications Corp. and Leap Wireless International Inc., were independent regional wireless service providers. One of the selected companies, Nextel Partners Inc., was a wireless service provider operating under a management agreement originally executed with Nextel Communications Inc. prior to its merger with and into Sprint. The last of the selected companies was Sprint.

         Merrill Lynch derived an estimated valuation range for our common stock by comparing the total firm value or equity value, as applicable, as a multiple of: the number of subscribers as of the last twelve month period ("LTM"), estimated 2005 and 2006 EBITDA, ratio of estimated 2005 and 2006 EBITDA to 5 year and 4 year projected EBITDA growth, respectively, and estimated 2005 and 2006 tax-adjusted free cash flow, which is referred to as FCF. The results of these analyses were as follows:

                                                            COMPARABLE COMPANIES AT
                                                          PRICE ON AUGUST 24, 2005(1)
                      MULTIPLES OF:                        LOW                 HIGH
            -----------------------------------         ----------            ---------
            Firm Value/LTM Subscribers                    $1,098               $5,050
            Firm Value/2005E EBITDA                         7.3x                16.3x
            Firm Value/2006E EBITDA                         6.7x                12.5x
            Firm Value/2005E EBITDA/Growth                 0.57x                1.54x
            Firm Value/2006E EBITDA/Growth                 0.44x                2.01x
            Equity Value/2005E FCF                         18.9x                63.2x
            Equity Value/2006E FCF                         13.3x                47.2x

(1) Multiples for Alamosa Holdings Inc., UbiquiTel Inc. and iPCS Inc. based upon prices as of July 8, 2005 (the last trading day prior to the announcement of the acquisition of US Unwired Inc. by Sprint) were also considered in addition to multiples for these companies based upon prices as of August 24, 2005.

         Although similar, none of the selected comparable companies are identical to us. Accordingly, a complete analysis of the foregoing calculations cannot be limited to a quantitative review of the results, and involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected comparable companies and other factors that could affect the public trading dynamics of the selected comparable companies as well as IWO.

         Merrill Lynch applied each of our LTM subscribers and 2005 and 2006 estimated EBITDA by each of the selected comparable companies' multiples and its qualitative assessment of each of the selected comparable companies to derive a range of implied values per share of our common stock of $29.16 to $87.02. Our projected EBITDA, EBITDA growth and FCF that Merrill Lynch used in its analysis were based on our management's estimates.

         PRECEDENT ACQUISITION COMPARABLES ANALYSIS

         Merrill Lynch reviewed publicly available information for certain acquisition transactions that were announced between early 2004 and the date of the opinion where the target company was engaged in the U.S. wireless communications business. Below is a list of comparable transactions included by Merrill Lynch in its analysis:

             -------------------------------------------------------------
             ACQUIROR                         TARGET
             -------------------------------------------------------------
             Sprint                           US Unwired Inc.
             iPCS Inc.                        Horizon PCS Inc.
             Alltel Corp.                     Western Wireless Corp.
             Sprint                           Nextel Communications Inc.
             Alamosa Holdings Inc.            AirGate PCS Inc.
             Cingular Wireless LLC            AT&T Wireless Services, Inc.

         From these acquisition transactions and using public data (and where appropriate, adjustments to such public data) available with respect to each of these acquisition transactions, Merrill Lynch determined, for each of the acquired businesses, the total transaction value or equity value, as applicable, as a multiple of the target's:

         o     number of subscribers;

         o     LTM, 1-year and 2-year forecast EBITDA;

         o     the ratio of forecast EBITDA to 5-year projected EBITDA growth;
               and

         o     forecast FCF.

         No selected comparable transaction identified above is identical to the proposed merger. Due to the fact that the circumstances surrounding each of the comparable transactions analyzed were specific to each transaction and due to the inherent differences between the time periods, businesses, operations and prospects of the acquired companies included in the selected transactions, Merrill Lynch believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the precedent acquisition comparables analysis. Instead, Merrill Lynch made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the acquisition values of us and such acquired companies. In particular, Merrill Lynch considered the time period, size and desirability of the assets of the acquired company, the strategic fit of the acquired company, the form of consideration offered and the tax characteristics of each transaction.

         Merrill Lynch applied each of the multiples for the comparable acquisition transactions and its qualitative assessment of each of the comparable transactions to comparable data for us which was based on our management's estimates, to derive a range of the implied values per share of our common stock of $19.40 to $51.41.

         DISCOUNTED CASH FLOW ANALYSIS

         Merrill Lynch performed a discounted cash flow analysis of us as a stand-alone entity based on our management's estimates for the years 2005 through 2010. In performing this analysis, Merrill Lynch applied discount rates ranging from 11.0% to 13.0% (which Merrill Lynch determined to be an appropriate range for a company with our risk characteristics and based on an analysis of our comparable cost of equity versus that of other wireless service providers) to the sum of the present values of:

         o the projected unlevered free cash flows for the fiscal 3rd and 4th quarters ended 2005 through the fiscal year ended 2010 (based on our management's estimates), and

         o the 2010 terminal value based on terminal year EBITDA multiples ranging from 5.0x to 7.0x (which implied terminal year unlevered free cash flow growth rates ranging from 1.0% to 5.6%).

         Based on this analysis, Merrill Lynch derived a range of the implied values per share of our common stock of $27.51 to $57.82.

                            BACKGROUND OF THE MERGER

         We emerged from bankruptcy on February 11, 2005. At the first meeting of our new board of directors after emerging from bankruptcy, our board of directors began to consider the potential impacts of the S-N Merger on our business and our strategic alternatives in light of that merger, which was publicly announced in December 2004. During the next seven months, our board of directors continued to review and analyze these alternatives, including (i) entering into amended affiliation agreements with Sprint to address issues arising in connection with the S-N Merger (the "reaffiliation option" and "wholesale option"); (ii) exercising one or more rights and remedies under our Sprint affiliation agreements (the "affiliation agreements") if Sprint were to be in breach of these agreements and (iii) a sale to, or other business combination involving, Sprint or another wireless carrier.

         Throughout this period, discussions continued between Sprint, on the one hand, and both the individual senior management teams of each of the Sprint affiliates and a group comprised of the chief executive officers of each of the Sprint affiliates (the "Affiliate Executive Council" or "AEC"), on the other hand, with respect to the reaffiliation and wholesale options. On April 4, 2005, Steve Nielsen, a Senior Vice President of Sprint, and Douglas Lynn, Assistant Vice President-Strategic Alliance of Sprint, met with Bret Cloward, a director of IWO and its Chief Executive Officer and President, Richard Harris, IWO's Vice President and Chief Financial Officer, and Ryan Langdon, a director of IWO and, at the time, a Managing Director of AIG Global Investment Corp, the investment manager of certain of our stockholders. At that meeting, the parties discussed preliminary concepts for a proposed reaffiliation option and wholesale option as well as a potential business combination between IWO and Sprint. Prior to that meeting, IWO and Sprint entered into a confidentiality agreement to provide for the confidential treatment of information exchanged between IWO and Sprint.

         At a board meeting held on April 29, 2005, Mr. Cloward reported to the board on both the April 4, 2005 meeting with Sprint and Sprint's discussions with the Affiliate Executive Council. The board also discussed the possibility that Sprint would be in breach of the exclusivity provisions of the affiliation agreements upon consummation of the S-N Merger.

         On May 19, 2005, management and our board of directors interviewed several investment banks to act as financial advisors to IWO.

         On May 23, 2005, our board of directors determined that, subject to agreement on the terms of the engagement, IWO should retain Merrill Lynch to provide financial advisory services to IWO, including potential transactions with Sprint and other strategic alternatives.

         Throughout May and June 2005, senior management of IWO had numerous meetings with representatives of Merrill Lynch and IWO's legal counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP ("Paul Weiss"), to discuss strategic alternatives, including with respect to possible transactions with third parties and with respect to potential rights relating to the pending S-N Merger.

         In particular, on June 21, 2005, representatives of Merrill Lynch gave a preliminary presentation to senior management of IWO on strategic alternatives including (i) a summary financial analysis in connection with IWO's rights pursuant to the affiliation agreements; (ii) a summary financial analysis of the reaffiliation and wholesale options; (iii) a summary of the benefits and other considerations in connection with alternative transactions, including potential business combinations with various wireless companies and (iv) a summary of potential buyers of IWO. This presentation by Merrill Lynch was subsequently conveyed to our board by IWO senior management.

         During this same period (May - June), our management also continued to evaluate Sprint's reaffiliation and wholesale proposals, through various AEC meetings and other communications with Sprint. These discussions did not progress in a way that we viewed to be acceptable.

         At a board meeting held on June 30, 2005, our board of directors approved the engagement letter with Merrill Lynch. At the same board meeting, our board of directors also discussed IWO's strategic alternatives, including potential alternative transactions with Sprint. IWO management reported to the board on the meetings between the AEC and representatives of Sprint regarding the reaffiliation and wholesale options. The board also received a preliminary presentation from Paul Weiss on IWO's rights under our affiliation agreements with respect to the pending S-N Merger. In addition, representatives of Merrill Lynch gave an update on various topics including the status of the S-N Merger, analysis undertaken to date by Merrill Lynch as well as IWO's legal and accounting advisors with respect to strategic alternatives and further analysis and exploration of strategic alternatives to be undertaken prior to the next board meeting. At the conclusion of this meeting, the board authorized management to (i) continue discussions with Sprint on the various reaffiliation and wholesale options; (ii) continue to explore various business combinations with other wireless carriers; (iii) work with IWO's legal and financial advisors to refine the analysis contained in the preliminary presentations and (iv) retain special litigation counsel, in the event that the board determined that litigation should be pursued against Sprint as a result of the S-N Merger.

         During the first two weeks of July, representatives of Merrill Lynch contacted potential strategic partners and potential buyers of IWO. In all but one case, these contacts did not advance past preliminary discussions.

         On July 15, 2005, the board met to continue its discussions regarding strategic alternatives. At this meeting, IWO management provided the board with an update with respect to the S-N Merger, the various lawsuits filed by other Sprint affiliates in connection with the S-N Merger and the continuing discussions between IWO and Sprint with respect to the various reaffiliation and wholesale options. At this same meeting, representatives of Merrill Lynch reported to the board on the contacts they had made with several third parties to discuss a potential business combination. Also, the board discussed with management and its legal and financial advisors both IWO's rights under the affiliation agreements resulting from the S-N Merger and various strategic alternatives.

         On July 18, 2005, Messrs. Nielsen and Lynn and representatives from Citigroup Global Markets Inc. ("Citigroup"), Sprint's financial advisor, on behalf of Sprint, and Messrs. Cloward, Harris and Langdon, and representatives of Merrill Lynch, on behalf of IWO, as well as other management employees of the two companies, met to discuss the reaffiliation and wholesale options. At that meeting, Sprint made a presentation on the reaffiliation and wholesale options. After discussion, Messrs. Cloward and Harris advised Sprint that IWO did not consider either alternative to be financially viable for IWO, and suggested that the parties consider a possible acquisition of IWO by Sprint, which would resolve any potential disputes arising out of the pending S-N Merger. Each of the parties agreed that their respective financial advisors should meet and exchange information.

         Between July 18 and July 23, 2005, Sprint, working through its financial and legal advisors, conducted a preliminary due diligence investigation of IWO and analyzed a possible business combination.

         On July 29, 2005, representatives of Citigroup discussed its views on valuation with respect to IWO with Merrill Lynch, and communicated to Merrill Lynch that they were authorized by Sprint to make a proposal to acquire all of our outstanding shares of common stock at $33.10 per share.

         On August 2, 2005, the board met to discuss both a possible business combination with Sprint and other strategic alternatives. At this meeting, representatives of Merrill Lynch gave a presentation regarding strategic alternatives, including (i) an overview of discussions between Merrill Lynch and certain potential strategic partners; (ii) a financial analysis of the proposed business combination with Sprint; (iii) an update on Sprint's proposed reaffiliation and wholesale options and (iv) a financial analysis of IWO's rights under the affiliation agreements.

         Also at this meeting, Paul Weiss provided a detailed presentation on IWO's rights under the affiliation agreements. In addition, IWO's special litigation counsel, Whiteman Osterman & Hanna LLP ("Whiteman"), made a presentation describing potential legal remedies and strategies in connection with the pending S-N Merger. Following the presentations, the board authorized senior management and Merrill Lynch to continue to explore the possibility of a business combination with Sprint. Thereafter, in addition to the formal board meetings described below, senior management continued from time to time to update members of the board on the status of the discussions with Sprint until the signing of the merger agreement.

         On August 4, 2005, representatives of Merrill Lynch contacted representatives from Citigroup, and on behalf of IWO, rejected the offer of $33.10 per share but indicated that the board would be willing to consider an offer in the $50-$60 per share range.

         On August 5, 2005, representatives of Citigroup, on behalf of Sprint, contacted representatives of Merrill Lynch and indicated that Sprint would not be willing to discuss an offer in the $50-$60 per share range.

         Between August 6 and August 8, 2005, representatives of Citigroup and senior management of Sprint, on the one hand, and representatives of Merrill Lynch and senior management of IWO, on the other hand, held various telephone conversations to assess each party's interest in continuing further discussions regarding a business combination between them and to discuss the price range within which they thought each of IWO and Sprint would be willing to continue such discussions.

         On August 10, 2005, the board had a telephonic conference with representatives of Merrill Lynch, Paul Weiss and management to discuss the potential business combination with Sprint and other strategic options.

         On August 11, 2005, IWO executed a confidentiality agreement with a third party with whom Merrill Lynch had been discussing a potential business combination.

         Between August 11 and August 14, 2005, IWO's senior management, along with Merrill Lynch and Paul Weiss, concurrently continued to assess a possible business combination with Sprint.

         On August 15, 2005, Messrs. Cloward, Harris and Langdon met with Paul Saleh, Chief Financial Officer of Sprint, Les Meredith, Vice President of Mergers and Acquisitions of Sprint and Douglas Lynn, in New York, New York. During this meeting, each of the parties gave presentations with respect to its views on an appropriate valuation of our common stock and the parties engaged in extended discussions on this topic. Mr. Saleh, on behalf of Sprint, indicated that Sprint would be willing to offer $35 per share for all of IWO's common stock with an opportunity to be paid an additional $5 through an earn-out mechanism if IWO achieved certain EBITDA targets. Mr. Langdon indicated that $40 per share of value was insufficient and that an earnout mechanism was not appropriate for this transaction. Mr. Langdon further indicated that the value should be in the $45 per share range and that it was his and management's view that the board would entertain an offer of $45 per share. The parties also discussed a lock-up of significant stockholders and an agreement to forbear from initiating litigation between IWO and Sprint resulting from the S-N Merger in connection with any business combination. Although the parties did not reach agreement on the price per share, a proposed plan for moving forward with exploring a possible transaction was agreed to during this meeting.

         After this meeting, our board of directors met and authorized management to continue discussion with Sprint.

         Between August 15 and August 18, 2005, representatives of IWO and its legal and financial advisors provided financial due diligence information to Sprint and its legal and financial advisors. During this period, IWO continued to consult with its legal and financial advisors regarding a possible business combination with Sprint.

         On August 18, 2005, Mr. Saleh, in a telephone conversation with Mr. Langdon, stated that Sprint would make a best and final offer of $42.50 per share, which would include a lock-up of certain significant stockholders and an agreement between the parties to forbear from initiating litigation in connection with the S-N Merger, which offer was subject to completion of due diligence. Mr. Langdon indicated that he would take the offer to IWO's board.

         On August 19, 2005, the board held a special meeting to discuss the proposed business combination with Sprint. Participating in the meeting were representatives from Merrill Lynch and Paul Weiss. At this meeting, Mr. Langdon apprised the board of his conversation with Mr. Saleh and Sprint's offer to purchase all of our outstanding common stock at a price of $42.50 per share. Also at this meeting, Paul Weiss advised the board of its legal and fiduciary duties in connection with our exploration of strategic alternatives and possible sale of IWO to Sprint. Representatives of Merrill Lynch also made a formal presentation to the board, including a financial analysis of the proposed transaction.

         On August 19, 2005, representatives of Merrill Lynch contacted representatives of Citigroup and indicated that IWO would consider accepting the offer price of $42.50 per share, subject to satisfactory negotiation of a merger agreement and IWO's board approval of the transaction.

         On August 22, 2005, Sprint's legal counsel, King & Spalding LLP ("King & Spalding"), distributed an initial draft merger agreement to IWO and its representatives. On August 23, 2005, King & Spalding also sent a draft stockholders agreement, providing the terms and conditions upon which, among other things, certain of IWO's stockholders would agree to vote their shares of IWO common stock in favor of the merger and the other transactions contemplated by the merger agreement. In addition, on August 25, 2005 King & Spalding sent a draft forbearance agreement.

         Thereafter, Paul Weiss distributed comments to the merger agreement, the forbearance agreement and the stockholders agreement to Sprint and its advisors and counsel for both parties had telephonic negotiations regarding proposed changes to such agreements.

         On Monday, August 29, 2005, the board held a special meeting to approve the business combination with Sprint and the transaction documents. Participating in the meeting were representatives from Merrill Lynch and Paul Weiss. Representatives of Paul Weiss reviewed in detail the terms and provisions of the draft merger agreement, stockholders agreement and forbearance agreement. In addition, representatives of Paul Weiss advised the board of its legal and fiduciary duties in connection with the proposed merger agreement and other transaction documents with Sprint. Representatives of Merrill Lynch delivered their opinion to the board that, as of such date, and subject to the assumptions made, matters considered, qualifications and limitations set forth in the written opinion, the consideration of $42.50 per share of common stock to be received by the holders of our common stock, other than Sprint and its affiliates, in the merger with Sprint is fair, from a financial point of view, to such holders and subsequently delivered their written opinion with respect thereto. After extensive discussion, the board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, are fair to and in the best interests of IWO and IWO's stockholders; (ii) adopted, authorized and approved the merger agreement, the merger and the transactions contemplated by the merger agreement and (iii) recommended that IWO's stockholders approve and adopt the merger agreement, including the merger and the other transactions contemplated by the merger agreement.

         On the morning of August 30, 2005, (i) IWO, Sprint and Buyer executed the merger agreement; (ii) Sprint and certain stockholders of IWO executed the stockholders agreement and (iii) Sprint, certain subsidiaries of Sprint, IWO and subsidiaries of IWO executed the forbearance agreement. Later that morning, IWO and Sprint issued a press release announcing the execution of the merger agreement and the terms of the proposed acquisition of IWO by Sprint.


           INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

         IWO STOCK OPTIONS

         As of the record date, there were 274,722 shares of our common stock subject to stock options granted to our directors and executive officers under the IWO 2005 Equity Award Plan.

         All outstanding options to acquire shares of common stock of IWO granted under the IWO 2005 Equity Award Plan that are not exercised prior to the completion of the merger will terminate and expire immediately after the completion of the merger. We will pay each option holder, immediately after completion of the merger, in exchange for the cancellation of the holder's options (regardless of exercise price or whether or not the options are vested and exercisable), an amount in cash determined by multiplying (1) the excess, if any, of $42.50 over the applicable exercise price per share of the option by (2) the number of shares of common stock of IWO that the holder could have purchased had the holder exercised such option in full immediately after completion of the merger, less any required withholding taxes and without interest.

         The following table summarizes the vested and unvested options, each with an exercise price of $24.00, held by each of our directors and executive officers as of September 27, 2005, and the consideration (calculated prior to any reduction for any required withholding taxes) that each of them will receive pursuant to the merger agreement in connection with the cancellation of his or her options:

         -----------------------------------------------------------------------
                                             NUMBER OF
                                           OUTSTANDING             RESULTING
         DIRECTOR/EXECUTIVE OFFICER           OPTIONS             CONSIDERATION
         -----------------------------------------------------------------------
         Charles E. Bayless                    3,889                $71,946.50

         Bret C. Cloward                     138,889             $2,569,446.50

         Carolyn F. Katz                       2,778                $51,393.00

         Ryan L. Langdon                       2,778                $51,393.00

         Lowell W. Robinson                    3,056                $56,536.00

         David P. Tomick                       3,334                $61,679.00

         Richard Harris                       55,556             $1,027,786.00

         Andrew DiNovo                        27,778               $513,893.00

         Michael E. Cusack                    18,332               $339,142.00

         Lawrence Dean                        18,332               $339,142.00

         Bruce W. Sowalski                    18,332               $339,142.00


         RETENTION BONUSES

         Employment agreements that contain retention bonus provisions are in effect between IWO and the following executive officers of IWO: Bret C. Cloward, Richard Harris and Andrew DiNovo. As a result of the merger, IWO will pay these executives the payments set forth below pursuant to the terms of their employment agreements and the merger agreement:

            -----------------------------------------------------------
                EXECUTIVE OFFICER                RETENTION BONUS
            -----------------------------------------------------------
                Bret C. Cloward                     $129,936.00

                Richard Harris                      $ 50,371.00

                Andrew DiNovo                       $ 25,185.34


         OTHER TRANSITION RETENTION BONUSES

         IWO has entered into letter agreements with 16 designated employees, under which IWO intends to fully pay when due in February 2006 transition retention bonus payments not to exceed $63,165.63 in the aggregate. If any such employee is terminated by IWO without cause prior to February 2006, then he or she will receive his or her bonus payment as soon as practicable after the date of his or her termination of employment. The following executive officers of IWO are entitled to the payments set forth below pursuant to their letter agreements:

            -----------------------------------------------------------
                EXECUTIVE OFFICER          TRANSITION RETENTION BONUS
            -----------------------------------------------------------

                Michael E. Cusack                   $12,325.00

                Lawrence Dean                       $12,325.00

                Andrew DiNovo                       $12,325.00


         CONSULTING AGREEMENTS

         Provided that Mr. Cloward, Mr. Harris and Mr. DiNovo have signed certain releases with respect to the payments made by IWO to them under their employment agreements, IWO will enter into consulting agreements with each of them under which each executive will agree to provide consulting services as an independent contractor to assist in the transition of IWO for up to 45 hours per week during a reasonable transition period anticipated to be 90 days. In exchange for such consulting services, Sprint or a subsidiary or affiliate of Sprint will pay Mr. Cloward $300,000, Mr. Harris $150,000 and Mr. DiNovo $75,000, which amounts will be paid in equal monthly installments, in advance. These consulting agreements will be subject to extension and/or renewal as the parties to the agreements may agree. To the extent that the amount of such payments exceeds reasonable compensation for services rendered after the effective time, neither Sprint nor any of its subsidiaries or affiliates will pay any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any gross-up relating to such excise tax. In addition, each consultant will be entitled to reasonable business and travel expenses (including, without limitation, airfare, mileage and lodging, as applicable) in accordance with Sprint's travel policy.

         SEVERANCE PAYMENTS

         Pursuant to Mr. Cloward's and Mr. Harris's employment agreements, upon a termination of employment by IWO without cause or by the executive for good reason in the 12 month period following the consummation of the merger, Mr. Cloward will receive severance pay equal to two times his annual base salary plus one times his annual target bonus (equal to 60% of base salary) and Mr. Harris will receive severance pay equal to one times his annual base salary plus one times his annual target bonus (equal to 60% of base salary), in each case payable in 12 monthly installments following the date of termination. In addition, both Mr. Cloward and Mr. Harris will receive a pro rata bonus equal to his target bonus (set at 60% of base salary) multiplied by a fraction, the numerator of which is the number of days having elapsed from the first day of IWO's fiscal year through the date of termination, and the denominator of which is 365. IWO will also continue to provide health benefits to each of Mr. Cloward and Mr. Harris for the one-year period following the date of termination; but IWO's obligation to provide any such benefits will cease at the time the executive becomes eligible for such benefits from another employer. In addition, IWO provides each of Mr. Cloward and Mr. Harris with a tax gross-up payment to eliminate, after all taxes have been paid, any costs that he would otherwise have as a result of any excise taxes to which he may be subject by reason of his receipt of any payment, under his employment agreement or otherwise, that constitutes an excess parachute payment under Section 280G of the Code.

         Michael E. Cusack, Lawrence Dean, Andrew DiNovo and Bruce E. Sowalsky are parties to agreements providing each of those executive officers with a severance payment in the event of a termination of the executive officer's employment by IWO without cause or by the executive officer for good reason during the one-year period following the merger. The severance payment is equal to the sum of the applicable executive officer's annual base salary plus target bonus and is payable over the twelve month period following the termination of the executive officer's employment.

         IWO may modify the timing of any of the severance payments described above solely to the extent necessary to ensure that the recipient is not subject to earlier or additional taxation under Section 409A of the Code, provided that such modification does not result in additional expenses to IWO, Sprint or any of Sprint's subsidiaries.

         INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The merger agreement provides for indemnification and insurance arrangements for our current and former directors and officers that will continue for six years following the effective time of the merger. See "The Merger Agreement - Directors' and Officers' Indemnification and Insurance" on page 34.


                              THE MERGER AGREEMENT

         This is a description of the material terms of the merger agreement. However, the description does not contain all of the terms of the merger agreement. This summary is qualified in its entirety by reference to the full text of the merger agreement, which is attached as EXHIBIT A to this proxy statement and is incorporated herein by reference. We encourage you to read the entire merger agreement.

         THE MERGER

         Upon the terms and subject to the conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger, Buyer will be merged with and into IWO. As a result of the merger, the separate corporate existence of Buyer will cease and IWO will continue as the surviving company following the merger as a wholly owned subsidiary of Sprint. The corporate existence of IWO, with all its property, rights, privileges, powers and franchises, will continue unaffected and unimpaired by the merger and, as the surviving company, it will be governed by the DGCL.

         EFFECTIVE TIME

         As promptly as practicable (and in any event within five business days) after the satisfaction or waiver of the conditions set forth in the merger agreement (other than those conditions which by their terms can only be satisfied at the effective time, but subject to the satisfaction or waiver of such conditions at that time), the merger will be completed by filing a certificate of merger (the "certificate of merger") with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL in connection with the merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware, or at such other time (but not earlier than the time that the certificate of merger is filed) as Sprint and IWO agree will be specified in the certificate of merger.

         MERGER CONSIDERATION

         In the merger, each share of common stock of IWO that is issued and outstanding immediately prior to the effective time (other than shares of common stock owned by Buyer or Sprint and dissenting shares) will be cancelled and automatically converted into the right to receive an amount in cash equal to $42.50, less any required withholding taxes and without interest. As of the effective time, each share of common stock of IWO that is owned by us, Sprint or Buyer will be cancelled, and retired and will cease to exist, and no payment will be made for any of these cancelled shares of common stock.

         TREATMENT OF OPTIONS

         All outstanding options to acquire shares of common stock of IWO granted under the IWO 2005 Equity Award Plan that are not exercised prior to the completion of the merger will terminate and expire immediately after the completion of the merger. We will pay each option holder, immediately after completion of the merger, in exchange for the cancellation of the holder's options (regardless of exercise price or whether or not the options are vested and exercisable), an amount in cash determined by multiplying (1) the excess, if any, of $42.50 over the applicable exercise price per share of the option by (2) the number of shares of common stock of IWO that the holder could have purchased had the holder exercised such option in full immediately after completion of the merger, less any required withholding taxes and without interest.

         DISSENTING SHARES

         Shares of IWO common stock that are issued and outstanding immediately prior to the effective time and which are held by stockholders of IWO who have demanded and perfected their demands for appraisal of their shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL will, by virtue of the merger, be entitled to only such rights as are granted by Section 262 of the DGCL. IWO will give Sprint (1) prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by IWO, withdrawals of such demands, and any other instruments served pursuant to the DGCL with respect to demands for appraisal and received by IWO and (2) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. IWO will not, except with the prior written consent of Sprint or as otherwise required by applicable law, make any payment with respect to any demands for appraisal or offer to settle or settle any of these demands.

         PAYMENT PROCEDURES

         Promptly after the completion of the merger, you will receive a letter of transmittal describing how to exchange your shares for the merger consideration. At that time, if you hold physical share certificates, you must send your share certificates with your completed letter of transmittal to the paying agent. You should not send your share certificates to us or anyone else until you receive these instructions. You will receive payment of your portion of the merger consideration after we receive from you a properly completed letter of transmittal together with your share certificates, or, if you do not hold any physical share certificates, promptly after we receive your properly completed letter of transmittal and electronic transfer of your shares of common stock.

         REPRESENTATIONS AND WARRANTIES

         The merger agreement contains various customary representations and warranties of Sprint, Buyer and IWO, including, but not limited to, (1) representations and warranties by IWO concerning IWO's organization and standing; capitalization; authority; absence of conflicts; required filings and consents; compliance with laws; reports and financial statements and internal controls; absence of certain changes or events; taxes; title to assets; change of control agreements; litigation; contracts and commitments; this proxy statement; employee benefit plans; labor and employment matters; environmental compliance; intellectual property; undisclosed liabilities; related party transactions; brokers; anti-takeover provisions; IWO indentures; and bankruptcy and (2) representations and warranties by each of Sprint and Buyer concerning its organization and standing authority; absence of conflicts; required filings and consents; brokers; prior activities; and available funds.

         CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the merger agreement, from and after the date of the merger agreement until the effective time or the termination of the merger agreement, unless Sprint otherwise agrees in writing:

         o the business of IWO and its subsidiaries will be conducted only in the ordinary course of business and in a manner consistent with prior practice;

         o IWO and its subsidiaries will use all commercially reasonable efforts to preserve substantially intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of IWO and its subsidiaries with customers, suppliers and other persons with which IWO or its subsidiaries have significant business relations; and

         o IWO will comply in all material respects with all applicable laws wherever its business is conducted.

         Neither IWO nor any of its subsidiaries will:

         o declare or pay any dividends on, or make other distributions (whether in cash, stock or property) in respect of, any of its capital stock, except for dividends by a wholly owned subsidiary of IWO to IWO or another wholly owned subsidiary of IWO;

         o split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

         o     repurchase or otherwise acquire any shares of its capital stock;
               or

         o issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of IWO common stock upon the exercise of options outstanding as of the date of the merger agreement.

         Neither IWO nor any of its subsidiaries will, or will commit or agree to:

         o amend its certificate of incorporation or bylaws (or other equivalent organizational documents);

         o incur any indebtedness for borrowed money or guaranty any indebtedness of another person, other than (1) borrowings under existing lines of credit (or under any refinancing of such existing lines) or (2) indebtedness owing to, or guaranties of indebtedness owing to, IWO;

         o make any loans or advances to any other person other than loans or advances between any subsidiaries of IWO or between IWO and any of its subsidiaries (other than loans or advances less than $50,000 made in the ordinary course of business consistent with past practice);

         o merge or consolidate with any other entity in any transaction, or, except for certain previously agreed upon capital expenditures or sale of certain assets, acquire or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $100,000 or greater or enter into any partnership, joint venture or similar arrangement;

         o change any material accounting policies or methods of accounting in effect at June 30, 2005, except as required by U.S. generally accepted accounting principles as concurred with by IWO's independent auditors;

         o make any change in employment terms for any of its directors or officers;

         o alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or affiliates of IWO or its subsidiaries, other than with respect to alterations or amendments made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice or as required by applicable law or as expressly contemplated by the merger agreement or consented to in writing by Sprint;

         o other than as required by applicable law, make any change to IWO's employee benefit plans;

         o acquire, or participate in any auction or other process related to the acquisition of, personal communications service licenses or wireless spectrum;

         o settle any material claim, action or proceeding, except to the extent subject to and not in excess of reserves that relate to the matter being settled existing as of December 31, 2004;

         o other than a renewal in the normal course of business, amend in any material respect, waive any of its material rights under, or enter into any material agreements, arrangements or commitments;

         o make or change any election with respect to taxes or change any accounting method, file any claims for refund or any amended tax return, settle any tax dispute or waive or extend the statute of limitations relating to any taxes of IWO or any subsidiary; or

         o apply for or otherwise seek and obtain any license issued or granted by the Federal Communications Commission.

         IWO agrees that, prior to December 31, 2005, it will not incur capital expenditures, in the aggregate, in excess of the previously agreed upon projected capital expenditures of approximately $14.7 million.

         ACCESS TO INFORMATION

         From the date of the merger agreement to the effective time, IWO will afford Sprint and Buyer reasonable access to the officers, employees, agents, properties, offices and other facilities and the books and records of IWO and its subsidiaries. IWO will furnish Sprint and Buyer with all financial, operating and other data and information as Sprint or Buyer may reasonably request, except in each case with respect to documents or other information relating in any way to any potential litigation between IWO and its subsidiaries, on the one hand, and Sprint or any of its affiliates, on the other hand, to the extent such documents or information is subject to the attorney-client or other privilege or constitutes attorney work product. In addition, during this time, in order to facilitate transition planning and post-closing integration issues, IWO has agreed to make available to Sprint's representatives office space and secretarial and other administrative services as reasonably requested by Sprint.

         FURTHER ASSURANCES

         Each of Sprint, Buyer and IWO will use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to complete and make effective the merger and the other transactions contemplated by the merger agreement, including using all commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each governmental entity and parties to contracts with IWO and its subsidiaries as are necessary for the completion of the merger and the other transactions contemplated by the merger agreement and to fulfill the conditions required for closing as set forth in the merger agreement. If at any time after the effective time any further action is necessary or desirable to carry out the purposes of the merger agreement, the proper officers of each of Sprint, Buyer, IWO and the surviving company, will use all commercially reasonable efforts to take all such action. In addition, IWO will (1) take all actions necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes operative with respect to the merger agreement, the merger or any other transactions contemplated by the merger agreement and (2) if any state anti-takeover statute or similar statute or regulation is or becomes operative with respect to the merger agreement, the merger or any other transaction contemplated by the merger agreement, take all actions necessary to ensure that the merger agreement, the merger and any other transactions contemplated by the merger agreement may be completed as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute or regulation on the merger and the other transactions contemplated by the merger agreement.

         BOARD RECOMMENDATION

         In connection with the merger and the stockholders meeting, the board of directors of IWO will (1) recommend to IWO stockholders to vote in favor of the approval and adoption of the merger agreement, including the merger and the other transactions contemplated by the merger agreement, and use commercially reasonable efforts to obtain the necessary approval and adoption by IWO stockholders of the merger agreement, including the merger and the other transactions contemplated by the merger agreement and (2) otherwise comply with all legal requirements applicable to such meeting. Neither the board of directors of IWO nor any committee thereof will (1) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, the approval or recommendation of the board of directors or such committee of the merger or the merger agreement, (2) approve or recommend any transaction involving an acquisition proposal (as defined below) from a third party (an "alternative transaction") or (3) cause IWO to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (other than a confidentiality agreement) related to any alternative transaction.

         The merger agreement defines an "acquisition proposal" as any proposal with respect to (1) a transaction pursuant to which any person (or group of persons) other than Sprint or its affiliates, directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of common stock or of the outstanding voting power of IWO, whether from IWO or pursuant to a tender offer or exchange offer or otherwise, (2) a merger, share exchange, consolidation, business combination, recapitalization or any other transaction involving IWO (other than the merger), or any of its subsidiaries, pursuant to which any person or group of persons (other than Sprint or its affiliates) party thereto, or its stockholders, owns or would own more than 20% of the outstanding shares or the outstanding voting power of IWO or, if applicable, the parent entity resulting from any such transaction immediately upon consummation thereof, or (3) any transaction pursuant to which any person (or group of persons) other than Sprint or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of IWO's subsidiaries and securities of the entity surviving any merger or business combination involving any of IWO's subsidiaries) of IWO or any of its subsidiaries representing more than 20% of the fair market value of all the assets of IWO and its subsidiaries, taken as a whole, immediately prior to such transaction.

         Notwithstanding the foregoing, the board of directors may inform IWO stockholders that it no longer believes that the merger is advisable and no longer recommends approval if, prior to the adoption of the merger agreement by IWO stockholders, the board of directors determines (1) based on the advice of an independent financial advisor, that it has received from a third party a proposal to enter into an alternative transaction that is more favorable to IWO's stockholders than the merger (a "superior proposal") and (2) after consultation with its outside legal counsel, that such action is required in order for the board of directors to comply with its fiduciary duties under applicable Delaware law. The board of director's determination of whether the proposed alternative transaction is a superior proposal must take into account all relevant factors, including whether, in the good faith judgment of the board of directors, after obtaining the advice of an independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to the merger agreement that may be proposed by Sprint in response to the alternative transaction. The board of directors may only change its recommendation after providing five business days' prior written notice of the superior proposal to Sprint, during which period, Sprint will have an opportunity to propose any changes to the merger agreement in response to the alternative transaction.

         OTHER PROPOSALS

         We have terminated all negotiations and discussions with all other parties regarding any alternative transactions, and IWO may not, nor will it authorize or permit any of its subsidiaries or representatives to, directly or indirectly, (1) solicit, initiate or encourage the submission of any acquisition proposal or (2) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal. IWO, however, may enter into discussions or negotiations with, or provide information to, a third party that makes an unsolicited acquisition proposal, provided that the board of directors (1) based on the advice of outside legal counsel, determines in good faith that such action is required in order for the board of directors to comply with its fiduciary duties under applicable Delaware law, (2) receives a confidentiality agreement from the third party, the terms of which are no less favorable to IWO than those afforded IWO in the existing confidentiality agreement with Sprint Corporation, and (3) based on the advice of IWO's independent financial advisor, concludes in good faith that the proposal is reasonably likely to lead to a superior proposal.

         DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE

         The merger agreement provides that, for six years from and after the effective time, Sprint will cause the surviving company to continue in full force and effect all rights to indemnification in favor of all past and present officers and directors of IWO and of its subsidiaries for acts or omissions occurring at or prior to the effective time to the same extent provided in IWO's certificate of incorporation and bylaws in effect on the date of the merger agreement. Sprint also has agreed to maintain (or to cause the surviving company to maintain), for a period of six years from the effective time, the current directors' and officers' insurance and indemnification policies that provide coverage for events occurring prior to the effective time. The surviving company, however, will not be required to expend more than an amount per year equal to 200% of current annual premiums paid by IWO for the insurance. IWO instead may purchase, prior to the effective time, a six year "tail" prepaid officers' and directors' liability insurance policy covering each of the persons currently insured under IWO's current policy with regard to acts or omissions occurring prior to the effective time. The premium and terms of the "tail" policy must be reasonably acceptable to Sprint. Sprint and IWO agreed that a policy with a one-time premium not in excess of 200% of the current annual premium paid by IWO would be reasonably acceptable to Sprint.

         PUBLIC ANNOUNCEMENTS

         Except as required by applicable law or any listing agreement with a national securities exchange or trading system to which Sprint or IWO is a party, the merger agreement provides that Sprint and IWO will consult with the other prior to issuing a press release or otherwise making any public statements with respect to the merger agreement or the merger.

         STOCKHOLDERS MEETING

         IWO will cause the stockholders meeting to be duly called and held as soon as practicable following the execution of the merger agreement, for the purpose of voting on the approval and adoption of the merger agreement, including the merger and the other transactions contemplated by the merger agreement. We will take all action necessary in accordance with applicable law and our organizational documents to duly call, give notice of, and convene the stockholders meeting. We will solicit from holders of our common stock entitled to vote at the stockholders meeting proxies in favor of such approval and adoption and will take all other action reasonably necessary or, in the reasonable judgment of Sprint, helpful to secure the vote or consent of such holders required by the DGCL or the merger agreement to effect the merger.

         PROXY STATEMENT

         Sprint and IWO agree to, as promptly as practicable after the date of the merger agreement, jointly prepare this proxy statement and use all commercially reasonable efforts to cause this proxy statement to be mailed to IWO stockholders at the earliest practicable time. IWO consents to the inclusion in this proxy statement of the recommendation of the board of directors described above, subject to any modification, amendment or withdrawal thereof, and represents that its independent financial advisor has, subject to the terms of its engagement letter with IWO and the board of directors, consented to the inclusion of references to its opinion in this proxy statement.

         DIRECTOR RESIGNATIONS

         IWO will cause to be delivered to Sprint resignations of all the directors of IWO's subsidiaries, to be effective upon the completion of the merger. IWO will cause the directors, prior to resignation, to appoint new directors nominated by Sprint to fill the vacancies.

         BENEFITS CONTINUATION, SEVERANCE

         For a period of not less than 12 months following the effective time, Sprint, IWO and the surviving company will provide, or cause their subsidiaries to provide, employee benefits that are substantially comparable in the aggregate to those provided under IWO's employee benefit plans in effect as of the date of the merger agreement, other than (1) equity based awards pursuant to the IWO 2005 Equity Award Plan and (2) matching contributions or other payments under the IWO Retirement Savings Plan in amounts or percentage levels comparable to matching contributions or other payments made by IWO before the completion of the merger (although Sprint, IWO and the surviving company will provide matching contributions and other payments in amounts and percentage levels comparable to similarly situated employees of Sprint). In addition, Sprint, IWO and the surviving company will honor all obligations for severance pay and other severance benefits to employees pursuant to the terms of specified employment and separation agreements. Employees will be given credit for all service with IWO and its subsidiaries (or service credited by IWO or its subsidiaries) under all employee benefit plans and arrangements currently maintained or established in the future by Sprint or any of its subsidiaries (including the surviving company) in which they are or become participants for purposes of participation, eligibility, vesting and level of benefits (but not for benefit accruals under any defined benefit pension plan or any plan providing post-retirement medical, dental or prescription drug benefits or as would otherwise result in duplication of benefits).

         IWO intends to implement, and the merger agreement permits the implementation of, a severance policy for up to 27 employees who do not have employment agreements with IWO, for an aggregate cost not to exceed $700,630 with respect to the portion of the severance benefit described in clause (i) of the immediately following sentence. Upon a termination by IWO, either upon IWO's own initiative or at the request of Sprint, during the 180-day period following the effective time, each such employee will be entitled to receive (i) continued payment of such employee's base pay for six months (not to exceed 50% of such employee's annual salary as in effect at the effective time) in accordance with IWO's normal payroll practices for the six months following the date of termination and (ii) if such employee elects COBRA, continued coverage under IWO's health, dental and vision insurance plans for the employee and his or her eligible dependents, and IWO will pay the cost of the applicable COBRA premiums, if any, for up to six months.

         IWO may modify the timing of any of the severance payments described above solely to the extent necessary to ensure that the recipient is not subject to earlier or additional taxation under Section 409A of the Code, provided that such modification does not result in additional expenses to IWO, Sprint or any of Sprint's subsidiaries.

         CONDITIONS TO THE MERGER

         The respective obligations of Sprint, Buyer and IWO to effect the merger are subject to the satisfaction of the following conditions, unless waived in writing by Sprint, Buyer and IWO:

         o The merger agreement, including the merger and the other transactions contemplated by the merger agreement, must be approved and adopted by the requisite vote of IWO's stockholders, as required by the DGCL, IWO's certificate of incorporation and IWO's bylaws;

         o No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (including any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to, or any consent or approval withheld with respect to, the merger, by any governmental entity) preventing the consummation of the merger may be in effect; and

         o All actions by or in respect of or filings with any governmental entity required to permit the consummation of the merger shall have been obtained or made, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act").

         The obligations of Sprint and Buyer to effect the merger are further subject to satisfaction or waiver of the following conditions:

         o The representations and warranties of IWO set forth in the merger agreement that are qualified by materiality will be true and correct in all respects as of the date of the merger agreement and as of the effective time; the representations and warranties of IWO set forth in the merger agreement that are not qualified by materiality will be true and correct in all material respects as of the date of the merger agreement and as of the effective time; and IWO will have performed in all material respects all obligations required to be performed by it under the merger agreement;

         o IWO and its subsidiaries will have procured all required consents;

         o There will not be instituted, pending or threatened any action, investigation or proceeding by any governmental entity, and there will not be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any governmental entity, which is reasonably likely to be determined adversely to Sprint, (1) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly, relating to the transactions contemplated by the merger, (2) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Sprint or its affiliates of all or any portion of the business or assets of IWO and its subsidiaries, taken as a whole, or of Sprint or any of its subsidiaries, or to compel Sprint or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of IWO and its subsidiaries, taken as a whole, or of Sprint or any of its subsidiaries, (3) seeking to require divestiture by Sprint or any of its subsidiaries of the shares of IWO common stock or (4) that otherwise would reasonably be expected to have a Material Adverse Effect (as defined below);

         o None of IWO's Chapter 11 cases will have been reopened without the prior written consent of Sprint; and

         o There shall not have occurred any change, condition, event or development that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

         The merger agreement defines "Material Adverse Effect" as, with respect to IWO, any change, event or effect that shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened, (i) is or would reasonably be expected to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including contingent liabilities) of IWO and its subsidiaries taken as a whole (not to include effects to the extent resulting from (A) changes, after the date of the merger agreement, to U.S. generally accepted accounting principles or the accounting rules and regulations of the SEC, (B) the public announcement of the merger, (C) any action or failure to act by Sprint or any of its affiliates under agreements between Sprint or any of its affiliates, on the one hand, and IWO or any of its subsidiaries, on the other hand, (D) changes in or relating to the United States economy or United States financial, credit or securities markets in general and (E) changes in or relating to the industries in which IWO or its subsidiaries operate or the markets for any of such entity's products or services in general, which changes in the case of clauses (D) and (E) do not affect IWO or any of its subsidiaries to a materially disproportionate degree relative to other entities operating in such markets or industries or serving such markets) or (ii) does, or would reasonably be expected to, prevent or materially delay the performance by IWO of any of its obligations under the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement.

         The obligations of IWO to effect the merger are further subject to satisfaction or waiver of the following conditions:

         o The representations and warranties of Sprint and Buyer in the merger agreement that are qualified by materiality will be true and correct in all respects as of the date of the merger agreement and as of the effective time; the representations and warranties of Sprint and Buyer in the merger agreement that are not qualified by materiality will be true and correct in all material respects as of the date of the merger agreement and as of the effective time; and Sprint and Buyer will have performed in all material respects all obligations required to be performed by them under the merger agreement.

         TERMINATION

         The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after approval of matters presented in connection with the merger by IWO stockholders:

         o     By mutual written consent of Sprint and IWO;

         o     By Sprint, Buyer or IWO if:

                (i) any court of competent jurisdiction or other governmental entity has issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party terminating the merger agreement pursuant to this right must use all commercially reasonable efforts to have such order, decree, ruling or action vacated;

                (ii) the merger has not been consummated on or before December 31, 2005, provided that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the primary cause of, or resulted in, the failure to consummate the merger on or before such date; or

                (iii) the merger agreement is not adopted by IWO stockholders at the stockholders meeting;

         o     By Sprint or Buyer if:

                (i) prior to the affirmative vote of IWO stockholders at the stockholders meeting, the board of directors of IWO
                         (1) has withdrawn or modified in a manner adverse to Sprint or Buyer its approval or recommendation of the merger or the merger agreement, (2) causes IWO to enter into an agreement with respect to an acquisition proposal (other than a confidentiality agreement), (3) has endorsed, approved or recommended any acquisition proposal or (4) has resolved to do any of the foregoing; or

                (ii) any condition of Sprint or Buyer described in the second paragraph of "Conditions to the Merger" above to effect the merger is not capable of fulfillment and has not been waived by Sprint or Buyer or IWO breaches in any material respect any of its representations, warranties, covenants or other obligations and, within 20 days after written notice of such breach to IWO from Sprint, the breach has not been cured in all material respects or waived by Sprint or Buyer and IWO has not provided reasonable assurance to Sprint and Buyer that the breach will be cured in all material respects on or before the effective time; and

         o By IWO, if any condition of IWO described in the fourth paragraph of "Conditions to the Merger" above to effect the merger is not capable of fulfillment and has not been waived by IWO or Sprint or Buyer breaches in any material respect any of their respective representations, warranties, covenants or obligations under the merger agreement and, within 20 days after written notice of such breach to Sprint from IWO, such breach has not been cured in all material respects or waived by IWO and Sprint or Buyer, as the case may be, has not provided reasonable assurance to IWO that such breach will be cured in all material respects on or before the effective time.

         EFFECT OF TERMINATION

         If Sprint or Buyer terminates the merger agreement because (i) the IWO board of directors has (1) withdrawn or modified in a manner adverse to Sprint or Buyer its approval or recommendation of the merger or the merger agreement,
(2) IWO has entered into an agreement with respect to an acquisition proposal (other than a confidentiality agreement), (3) the IWO board of directors has endorsed, approved or recommended an acquisition proposal or (4) the IWO board of directors has resolved to do any of the foregoing, IWO will be required to pay to Sprint a termination fee in the amount of $7.9 million (the "termination fee") within three business days of such termination. Alternatively, upon the consummation of any alternative transaction (A) within 12 months after the termination of the merger agreement for the reasons set forth in clauses (ii) or
(iii) of the second bullet point under "Termination" above or generally clause
(ii) of the third bullet point under "Termination" above or (B) as a result of or pursuant to any agreement (other than a non-binding letter of intent) with regard to an alternative transaction entered into within 12 months after the termination of the merger agreement for any such reason, IWO will pay the termination fee to Sprint, upon completion of the alternative transaction, in each case payable in same-day funds, as liquidated damages and not as a penalty, to reimburse Sprint for its time, expense and lost opportunity costs of pursuing the merger. For purposes of IWO's requirement to pay the termination fee upon completion of an alternative transaction, the definition of alternative transaction remains the same except that the third party would need to acquire at least 35% of the shares or outstanding voting power or at least 35% of the fair market value of all the assets, as opposed to only 20%.

         AMENDMENT

         The merger agreement may not be amended except by action taken or authorized by the board of directors of each of IWO, Sprint and Buyer set forth in an instrument in writing signed on behalf of each of the parties, provided that after adoption of the merger agreement by IWO stockholders, no amendment may be made without the further approval of IWO stockholders if the effect of the amendment would be to reduce the merger consideration or change the form thereof or such further approvals otherwise required by the DGCL.

         FEES AND EXPENSES

         All fees and expenses incurred in connection with the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses.

                           THE STOCKHOLDERS AGREEMENT

         THIS IS A DESCRIPTION OF THE MATERIAL TERMS OF THE STOCKHOLDERS AGREEMENT (THE "STOCKHOLDERS AGREEMENT"), DATED AS OF AUGUST 29, 2005, BY AND AMONG SPRINT AND AIG ANNUITY INSURANCE COMPANY, SUNAMERICA LIFE INSURANCE COMPANY AND THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, WHO COLLECTIVELY HOLD APPROXIMATELY 33% OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF IWO (THE "STOCKHOLDERS"). HOWEVER, THE DESCRIPTION DOES NOT CONTAIN ALL OF THE TERMS OF THE STOCKHOLDERS AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE STOCKHOLDERS AGREEMENT, WHICH IS ATTACHED AS EXHIBIT B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. WE ENCOURAGE YOU TO READ THE ENTIRE STOCKHOLDERS AGREEMENT.

         Concurrently with the execution and delivery of the merger agreement, Sprint and the stockholders entered into the stockholders agreement. Pursuant to the stockholders agreement, each stockholder agrees that at any annual, special or other meeting of the stockholders of IWO, and at any adjournment or adjournments thereof, and in connection with any action of the stockholders of IWO taken by written consent, each stockholder will:

         o appear in person or by proxy at each meeting or otherwise cause the shares of IWO common stock beneficially owned by that stockholder to be counted as present at that meeting for purposes of calculating a quorum; and

         o unless Sprint votes a stockholder's shares directly pursuant to the proxy that is described below, (1) vote (or cause to be voted) its shares, in person or by proxy, approving the merger agreement, the merger and any other action of the stockholders of IWO reasonably requested by Sprint in furtherance thereof; and
               (2) vote (or cause to be voted) its shares, in person or by proxy, against, and not deliver any written consent with respect to its shares in favor of, any other acquisition proposal submitted for approval to the stockholders of IWO, unless Sprint instructs that stockholder in writing to vote in favor of, or deliver a consent with respect to, the other acquisition proposal.

         Each stockholder appoints Sprint, or any nominee of Sprint, with full power of substitution, during and for the proxy term (as defined below), as that stockholder's true and lawful attorney and irrevocable proxy, for and in that stockholder's name, place and stead, to vote the shares of that stockholder as that stockholder's proxy, at every meeting of IWO's stockholders or any adjournment thereof, or, as applicable, to instruct and direct any holder of record of the shares to vote the shares or execute its proxy with respect to the shares at every meeting of IWO's stockholders or any adjournment thereof, approving the merger agreement, the merger and any other action of IWO's stockholders reasonably requested by Sprint in furtherance thereof; and against any other acquisition proposal submitted for approval to IWO's stockholders unless Sprint determines to vote or consent in favor of that other acquisition proposal. Each stockholder intends its proxy to be irrevocable and coupled with an interest during the proxy term and revoked any proxy previously granted by that stockholder with respect to its shares. Each stockholder acknowledges that, pursuant to the authority granted under that irrevocable proxy, Sprint may vote that stockholder's shares in furtherance of its own interests, and Sprint is not acting as a fiduciary for that stockholder. The foregoing does not apply to 52,858 shares of IWO common stock that are owned by the AIG Annuity Insurance Company, SunAmerica Life Insurance Company and The Variable Annuity Life Insurance Company, each of which has irrevocably appointed Charles E. Bayless as their proxy to represent and vote such shares of common stock. The stockholders agreement defines "proxy term" as the period from the execution of the stockholders agreement until the date that is 60 days after the earlier of (1) the termination of the merger agreement and (2) the date on which the IWO stockholders vote either in favor or against approval and adoption of the merger agreement, including the merger and the other transactions contemplated by the merger agreement.

         Each stockholder also grants to Sprint or its designated subsidiary an irrevocable option (the "option") to purchase that stockholder's shares at any time after the date of the execution of the stockholders agreement and on or before the expiration of the proxy term. Upon exercise of the option and purchase of the shares, Sprint will not assume any liabilities or obligations (if any) of that stockholder related to or in connection with the shares and arising prior to the option closing date. The purchase price payable by Sprint or its designee on the option closing date for the shares will be an amount equal to $42.50 per share, as adjusted for any combination, recapitalization, consolidation, stock split or stock distribution (the "option price").

         Sprint or its designee will be entitled to exercise the option by giving written notice to each stockholder. The notice will specify (1) a date not earlier than one business day from the date that the notice is delivered to that stockholder, and in no event earlier than three business days after the date upon which (A) the waiting period under the HSR Act, if applicable, with respect to the purchase and sale of the shares has expired or been terminated without any action being taken or threatened to enjoin or prohibit the purchase and sale and (B) any and all other approvals required to consummate the exercise of the option and (2) a place for closing of the exercise of the option. Upon delivery of notice exercising the option, the option will be deemed to have been exercised by Sprint or its designee irrespective of the actual date of the option closing. At the option closing, Sprint or its designee will deliver to each stockholder the option price with respect to the shares by wire transfer of immediately available funds to an account designated in writing by that stockholder prior to the option closing date.

         Upon payment of the option price, each stockholder will deliver to Sprint or its designee at the option closing, (1) the certificates representing that stockholder's shares free and clear of all liens duly endorsed in blank for transfer, or accompanied by duly executed stock powers in blank, in each case with signatures guaranteed by a national bank or trust company or a member firm of the New York Stock Exchange, Inc. and (2) all other agreements, endorsements, assignments and other instruments as are necessary or desirable to vest in Sprint or its designee good and marketable title to the shares or to evidence of record the sale and assignment of the shares to Sprint or its designee.

         Each stockholder agrees that, during the proxy term:

         Except as expressly contemplated by the stockholders agreement, each stockholder will not sell, transfer, pledge, encumber, assign, distribute, hypothecate, tender or otherwise dispose of, including by way of merger, consolidation, share exchange or similar transaction, whether voluntarily or by operation of law (collectively, a "transfer") or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with IWO or any other person or enter into any contract, option or other arrangement or understanding with respect to any transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the shares beneficially owned by that stockholder, any shares acquired by that stockholder after the date of the stockholders agreement, any securities exercisable or exchangeable for or convertible into shares of common stock, any other capital stock of IWO or any interest in any of the foregoing with any person. However, after the proxy term, a stockholder may transfer its shares to any person so long as the transferee agrees to be bound by and subject to the terms and conditions of the stockholders agreement with respect to the transferred shares. Each stockholder will notify Sprint promptly (and in any event within one business day) in writing of the number of any additional shares acquired by that stockholder, if any. Each stockholder will not take any action or permit any action to be taken that would have the effect of preventing, disabling or delaying that stockholder from performing its obligations under the stockholders agreement. Without limiting the foregoing, each stockholder agrees that, until the expiration of the proxy term, (1) neither that stockholder nor any of that stockholder's representatives or agents will, indirectly or directly, solicit, encourage or initiate the submission of proposals or offers from, or provide any confidential information to, or participate in discussions or negotiations or enter into any agreement or understanding with, any person (other than Sprint and its representatives) concerning the sale of any assets of IWO (other than the sale of inventory in the ordinary course of business) or the sale of any shares of capital stock of, or any merger, combination or similar transaction involving, IWO or any of its subsidiaries, (2) that stockholder will, and will cause that stockholder's representatives to, immediately cease any discussions or communications with any other person (other than Sprint and its representatives) conducted prior to the date of execution of the stockholders agreement with respect to any of the foregoing and (3) that stockholder will not exercise or attempt to exercise any rights under Section 262 of the DGCL with respect to the merger.

         If IWO or any of its stockholders consummates an alternative transaction within 12 months after termination of the merger agreement for certain reasons, or consummates an alternative transaction in connection with an acquisition agreement entered into within 12 months after such termination, then each stockholder will pay to Sprint 75% of the excess sale proceeds (as defined below) received by that stockholder. For purposes of this provision, (1) references to 20% in the definition of "acquisition proposal" will be deemed to be references to 35% and (2) "excess sale proceeds" for each stockholder will mean (A) the aggregate consideration received by that stockholder from (i) the transfer of any of its shares pursuant to the alternative transaction and (ii) the transfer of any of its shares (including any distribution of shares to that stockholder's equity holders but excluding a transfer that is permitted after the proxy term) through the date that is 18 months following the termination of the merger agreement, less (B) an amount equal to (x) the merger consideration multiplied by (y) the number of that stockholder's shares of common stock that have been transferred.

         If the aggregate consideration (the "alternative transaction consideration") includes property other than cash, the amount of the aggregate consideration will be deemed to be the sum of (1) the fixed cash amount, if any, included in the alternative transaction consideration and (2) the fair market value per share of any other property. If the other property includes securities listed on a national securities exchange or traded in the over-the-counter market, the fair market value per share of the securities will be deemed to be equal to the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for the securities on their principal trading market on the 10 trading days ending two days prior to the closing date of the alternative transaction, as the case may be. If the alternative transaction consideration includes property other than cash or securities listed on a national securities exchange or traded in the over-the-counter market and agreement on the value per share of the other property cannot be reached between Sprint and the stockholders, the alternative transaction consideration will be deemed to be the amount per share of any cash included in the alternative transaction consideration, plus the fair market value per share of the other property as determined by a nationally recognized investment banking firm agreed to by the parties or, in the absence of an agreement, a nationally recognized investment banking firm agreed to by an investment banking firm selected by Sprint and an investment banking firm selected by the stockholders. The stockholders and Sprint will use their reasonable best efforts to cause any determination of the fair market value per share of the other property to be made within two business days after the closing date of the alternative transaction.

         Each stockholder will pay the excess sale proceeds payment to Sprint in cash within three business days after the closing date of the alternative transaction. Payment will be made by wire transfer of immediately available funds to a bank account designated by Sprint in writing within one business day after that closing date.

         The stockholders agreement will terminate, except for certain specified provisions, upon the earlier of (1) consummation of the merger and (2) the date that is 12 months after the termination of the merger agreement in accordance with its terms.

                        FORBEARANCE AGREEMENT AND RELEASE

         THIS IS A DESCRIPTION OF THE MATERIAL TERMS OF THE FORBEARANCE AGREEMENT AND RELEASE (THE "FORBEARANCE AGREEMENT"), DATED AS OF AUGUST 29, 2005, BY AND AMONG SPRINT, ITS SUBSIDIARIES AND CERTAIN OF ITS AFFILIATES, AND IWO AND ITS SUBSIDIARIES. HOWEVER, THE DESCRIPTION DOES NOT CONTAIN ALL OF THE TERMS OF THE FORBEARANCE AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE FORBEARANCE AGREEMENT, WHICH IS ATTACHED AS EXHIBIT C TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. WE ENCOURAGE YOU TO READ THE ENTIRE FORBEARANCE AGREEMENT.

         Concurrently with the execution and delivery of the merger agreement, Sprint, each of its direct and indirect subsidiaries now or hereafter existing and certain of its affiliates (collectively, the "Sprint Parties"), and IWO and each of its direct and indirect subsidiaries now or hereafter existing (collectively, the "IWO Parties"), entered into the forbearance agreement. The forbearance agreement became effective upon its date of execution, with the exception of Section 4 thereof (General Releases), which will become effective upon the earlier of (1) the effective time or (2) the occurrence of a consummated alternative transaction (as defined below) (the "effectiveness time"). The forbearance agreement defines "consummated alternative transaction" as any alternative transaction (1) that is consummated within twelve months following the termination of the merger agreement for any reason (other than termination by IWO due to material breach of the merger agreement by Sprint or Buyer as more fully described in the fourth bullet point in "Termination" above) or (2) the consummation of which is as a result of or pursuant to any acquisition agreement entered into within twelve months following any such termination of the merger agreement.

         From and after the date of the forbearance agreement, except for any claims concerning the parties' rights or obligations under the forbearance agreement and the merger agreement, no IWO Party will, (1) commence or in any manner seek relief against any of the Sprint Parties or their respective officers, directors, shareholders, partners, members, subsidiaries, employees, agents, attorneys and representatives (the "released parties") through any suit or proceeding, including injunctive or equitable relief, relating to any released claim (as defined below); or (2) become a party to any suit or proceeding arising from or in connection with an attempt by or on behalf of any third party to enforce or collect an amount based on any released claim including any claim that will become a released claim as of the effective time. In addition, no IWO Party will assist the efforts of any third party attempting to enforce or collect an amount based on a released claim (including any claim that will become a released claim as of the effective time), unless required to do so by a court of competent jurisdiction (each, a "prohibited claim"), so long as no Sprint Party has asserted against any of the IWO Parties claims of any type related to any prohibited claim.

         As of the effectiveness time, except for any claims concerning the parties' rights or obligations under the forbearance agreement and the merger agreement, each of the IWO Parties releases and forever discharges each of the released parties from all liabilities, claims, attorneys' fees, damages, injuries, causes of action, and losses of any kind (including any claims for equitable or injunctive relief) that any of the IWO Parties ever had, now has, may assert or may in the future claim to have against any of the released parties by reason of any act or failure to act in connection with or in furtherance of, or an occurrence or event occurring or existing on or before the effectiveness time due to the S-N merger, the implementation of the S-N merger or the resulting integration of the companies following the S-N merger, including any alleged breach or violation of or default under certain affiliate agreements resulting therefrom (the "released claims"). As of the effectiveness time, the forbearance agreement constitutes the complete compromise, settlement, accord and satisfaction of all of the released claims.

                                  PLANS FOR IWO

         Sprint will continue to evaluate the business and operations of IWO before and following the completion of the merger. Thereafter, Sprint intends to review that information as part of a comprehensive review of IWO's business, operations, capitalization and management with a view to optimizing IWO's potential contribution to Sprint's business.

                              REGULATORY APPROVALS

         Other than approval pursuant to the HSR Act, no other material federal or state regulatory approvals are required to be obtained by us, Sprint or Buyer in connection with the merger. On September 12, 2005, IWO and Sprint each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission and requested an early termination of the waiting period. Under the HSR Act and related rules, the merger may not be completed until the expiration or termination of the statutory waiting period. Early termination was granted on September 20, 2005.

                                FEES AND EXPENSES

         IWO will incur, and will be responsible for paying, transaction-related fees and expenses consisting primarily of fees and expenses of investment bankers, attorneys and accountants, related to the proxy solicitation process and other related charges.

      MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         GENERAL

         The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of our common stock. This summary is based on the provisions of the Code, current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis or are subject to different interpretations. There can be no assurance that the Internal Revenue Service will not challenge one or more of the tax considerations described herein, and no ruling has been sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. For purposes of this discussion, the term "U.S. holder" means any of the following holders of our common stock:

         o a citizen or resident (as determined for U.S. federal income tax purposes) of the United States;

         o a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia;

         o a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

         o an estate the income of which is subject to U.S. federal income tax regardless of its source.

         This discussion assumes that you hold your shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or entities treated as partnerships for U.S. federal income tax purposes, non-U.S. stockholders, expatriates, persons subject to the alternative minimum tax, persons who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or persons who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws (e.g. estate or gift tax laws) other than those pertaining to federal income tax.

         If a partnership or other flow-through entity holds our common stock, the U.S. federal income tax treatment of a partner or other owner generally will depend on the status of the partner or other owner and the activities of the partnership or other flow-through entity. A U.S. holder that is a partner of the partnership or an owner of another flow-through entity holding our common stock should consult its own tax advisor.

         WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

--------------------------------------------------------------------------------
REQUIRED NOTICE
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROXY STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) EACH HOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
--------------------------------------------------------------------------------

         A U.S. holder's receipt of cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder will recognize capital gain or loss equal to the difference between:

         o     the amount of cash received in exchange for that common stock;
               and

         o     the U.S. holder's adjusted tax basis in that common stock.

         If your holding period for the shares of common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss you recognize will be long-term capital gain or loss. Under current law, non-corporate taxpayers generally are subject to a maximum regular U.S. federal income tax rate of 15% on net long-term capital gains. The deductibility of a capital loss is subject to certain limitations under the Code. If you acquired different blocks of common stock at different times and different prices, you must determine your adjusted tax basis and holding period separately with respect to each block of common stock.

                  INFORMATION REPORTING AND TAX WITHHOLDING

         You may be subject to information reporting on IRS Form 1099 on the cash you receive in the merger unless you are a corporation or otherwise exempt from information reporting.

         In connection with the merger, each stockholder of IWO will be asked to certify to the paying agent, under penalties of perjury, that such stockholder is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code. In general, if you are a U.S. holder, you can make this certification on IRS Form W-9, which will be included with the letter of transmittal that you will receive from the paying agent after the merger is completed. If you are foreign person, or if you otherwise fail to certify or are unable to certify your non-foreign status in the manner required, the paying agent may be required by
Section 1445 of the Code to withhold and remit to the Internal Revenue Service 10% of the merger consideration otherwise payable to you. If you are a foreign person, you should consult with your tax advisors regarding the procedures for obtaining a reduced amount of, or exemption from, withholding under Section 1445 of the Code, as well as the procedures for applying the withheld amounts as a credit against your U.S. federal income tax liability, if any.

         In addition to potential withholding under Section 1445 of the Code, as described above, backup withholding (currently at a rate of 28%) will apply to the amount of cash you receive in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number on IRS Form W-9, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

                  PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF IWO

         As of September 27, 2005, there were 5,000,005 shares of common stock issued and outstanding. The following table sets forth, as of September 27, 2005, information with respect to the beneficial ownership of IWO's common stock by:

         o     each of the current directors and executive officers of IWO;

         o each person who is known to be the beneficial owner of more than 5% of the outstanding shares of common stock of IWO; and

         o     all directors and executive officers of IWO as a group.

         The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.


  NAME AND BUSINESS ADDRESS OF
       BENEFICIAL OWNER              NUMBER OF SHARES   PERCENTAGE OF ALL SHARES
  ----------------------------       ----------------   ------------------------

DIRECTORS AND EXECUTIVE OFFICERS

Charles E. Bayless (1)                       52,858                 2

Bret C. Cloward (2)                          34,708                 *

Carolyn F. Katz                                 694                 *

Ryan L. Langdon                                 694                 *

Lowell W. Robinson                              673                 *

David P. Tomick                                 833                 *

Richard Harris (2)                           13,883                 *

Lawrence Dean                                     0                 *

Andrew DiNovo                                     0                 *

Bruce W. Sowalski                                 0                 *

Michael E. Cusack                                 0                 *

All current directors and
executive officers as a
group (11 persons) (2)                      104,343                 *

IWO Holdings, Inc.
52 Corporate Circle
Albany, New York  12203


5% HOLDERS

Accounts managed by AIG Global
Investment Corp. (1) (3)                  2,552,813              51.1

Funds managed by affiliates of
Ares Management LLC (4)                     400,001               8.0

Funds managed by Eaton Vance
Management or its affiliates (5)            468,750               9.4

*    Less than 1%.

(1) AIG Annuity Insurance Company, SunAmerica Life Insurance Company and The Variable Annuity Life Insurance Company have irrevocably appointed Charles
     E. Bayless as their proxy to represent and vote 52,858 shares of common stock of IWO beneficially owned by them. The proxy requires Mr. Bayless to vote the subject shares in accordance with the votes of the stockholders of IWO other than controlled affiliates of American International Group, Inc. Mr. Bayless disclaims beneficial ownership of the subject shares.

(2) Consists of shares of IWO common stock issuable upon the exercise of outstanding options exercisable within 60 days.

(3) American International Group, Inc. is the ultimate parent of AIG Annuity Insurance Company, The Variable Annuity Life Insurance Company and SunAmerica Life Insurance Company. American International Group, Inc. is also the ultimate parent of AIG Global Investment Corp., which acts as investment advisor to AIG Annuity Insurance Company, SunAmerica Life
     Insurance Company, The Variable Annuity Life Insurance Company, VALIC Company II - Strategic Bond Fund, SunAmerica Income Funds - High Yield Bond Fund, SunAmerica Series Trust - High Yield Bond Portfolio, SunAmerica Income Funds - Strategic Bond Fund and VALIC Company II - High Yield Bond Fund (collectively, the "ACCOUNTS") in connection with this investment. American International Group, Inc.

     or AIG Global Investment Corp., for the purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, may be deemed to own beneficially the shares held by the Accounts. The Global Investment Committee of AIG Global Investment Corp., each member of which is described in AIG Global Investment Corp.'s Form ADV last filed with the Securities and Exchange Commission as of February 1, 2005, has the power to vote and dispose of the shares on behalf of the Accounts. American International Group, Inc. is headquartered at 70 Pine Street, New York, New York 10038. AIG Global Investment Corp. is headquartered at 175 Water Street, New York, New York 10038.

(4) Includes 39,063 shares held directly by Ares Leveraged Investment Fund, L.P. ("ALIF") and 360,938 shares held directly by Ares Leveraged Investment Fund II, L.P. ("ALIF II"). ALIF, through its manager, Ares Management, L.P., through Ares Management, L.P.'s general partner, Ares Operating Member, LLC, has sole power to direct the voting and disposition of the 39,063 shares held directly by ALIF. ALIF II, through its manager, Ares Management II, L.P., through Ares Management II, L.P.'s general partner, Ares Operating Member II, LLC, has sole power to direct the voting and disposition of the 360,938 shares held directly by ALIF II. The business address for ALIF, Ares Management, L.P., Ares Operating Member, LLC, ALIF II, Ares Management II, L.P. and Ares Operating Member II, LLC, is c/o Ares Management LLC, 1999 Avenue of the Stars, Suite 1900, Los Angeles, CA 90067.

(5) Includes 175,000 shares held by Boston Income Portfolio, 234,063 shares held by High Income Portfolio, 28,437 shares held by Eaton Vance Emerald High Yield Bond Fund, and 31,250 shares held by Diversified Investors High Yield Bond Fund (the "Funds"). Eaton Vance Management or one of its investment advisory affiliates ("EATON VANCE") acts as investment adviser to each Fund. Under rules promulgated under the Securities Exchange Act of 1934, as amended, Eaton Vance, due to certain voting and investment powers with respect to the shares held by the Funds, may be deemed to beneficially own such shares. The principal business address for Eaton Vance is The Eaton Vance Building, 255 State Street, Boston, MA 02109.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On December 20, 1999, IWO and an affiliate of a former stockholder entered into a five-year advisory agreement whereby IWO was to receive consulting services from the affiliate for a $5,000,000 fee. On March 31, 2002, in connection with our acquisition by US Unwired Inc., the remaining balance of $2.8 million was written-off as an operating expense. There was no such amount in 2004 or 2003 or the nine months ended December 31, 2002.

         In connection with our former senior credit facility, two participating financial institutions were also, at the time, stockholders of IWO. Interest expense incurred on their portion of debt outstanding for the years ended December 31, 2004 and December 31, 2003, the nine months ended December 31, 2002, and the three months ended March 31, 2002 amounted to $0, $1.7 million, $1.4 million and $0.4 million, respectively. Upon consummation of our reorganization, all of the liabilities, obligations and indebtedness owing under the former credit facility, which consisted of $215.0 million in respect of principal outstanding under the credit facility plus accrued interest thereon and fees and expenses, were paid in full.

         IWO utilized the services of a law firm in which a partner of the law firm was a former stockholder of IWO. On December 20, 1999, IWO entered into a three-year professional services agreement with its outside General Counsel/stockholder, whereby the General Counsel/stockholder was to provide legal services annually up to $400,000 and participate in IWO's option program. On September 17, 2000, IWO terminated the professional services agreement and replaced it with a one-year consulting agreement that provided for monthly payments of $10,000 and an annual bonus of up to $250,000. Legal fees incurred under the professional services agreement/consulting agreement for three months ended March 31, 2002 were approximately $0.2 million. There were no such charges for the years ended December 31, 2004 and December 31, 2003 and the nine months ended December 31, 2002.

         Pursuant to a plan of reorganization we filed with the United States Bankruptcy Court for the District of Delaware on January 4, 2005 which was confirmed on February 9, 2005, we entered into a registration rights agreement with accounts managed by AIG Global Investment Corp. providing for the registration of their shares of our common stock. The following is a summary of the material terms of that registration rights agreement.

         Under the registration rights agreement, the holders of our common stock that are party to the agreement are entitled, subject to certain limitations and a customary "black-out" period, to certain demand, incidental or piggyback and shelf registrations under the Securities Act of 1933, as amended, covering their shares of common stock. A demand registration made prior to certain Exchange Act registration date (as defined in the registration rights agreement) can be made by (x) any holder or (y) any holder (and any transferee thereof, subject to certain limitations) who owns more than 50% of the aggregate number of the then outstanding registrable securities (as defined in the registration rights agreement). On or after the Exchange Act registration date, any holder (and any transferee thereof, subject to certain limitations) can trigger a demand registration. In any case, we are not obligated to effect a demand registration if the anticipated aggregate offering price to the public (net of underwriting commissions and discounts) is less than $10.0 million.

         We will pay all costs and expenses associated with each registration, including the reasonable fees and expenses of one counsel for the holders. The holders will pay the costs of any underwriting discounts and commissions, as well as any broker's commissions relating to the registration. Each holder may assign its rights under the agreement in connection with a transfer of its common stock provided that the assignee becomes a party to the registration rights agreement.

         In connection with the offering of our $150.0 million in Senior Secured Floating Rate Notes due 2012 and $140.0 million Principal Amount at Maturity 10.75% Senior Discount Notes due 2015, accounts managed by AIG Global Investment Corp., funds managed by affiliates of Ares Management LLC and funds managed by Eaton Vance Management or its affiliates, agreed to purchase, under certain circumstances if our Senior Discount Notes could not be otherwise sold in the offering, up to $60.0 million of such notes. Pursuant to such agreement, these three stockholders received an aggregate commitment fee of $1.2 million on February 10, 2005, the date we consummated our Plan of Reorganization.

         Prior to the plan of reorganization, US Unwired Inc. was the parent of a U.S. federal consolidated group that included IWO and its subsidiaries. As such, US Unwired Inc. and IWO filed consolidated U.S. federal income tax returns. On February 16, 2005, IWO and its subsidiaries entered into a tax sharing agreement with US Unwired Inc. in order to equitably allocate the consolidated federal income tax liabilities of the consolidated group and any similar state and local tax liabilities between IWO and its subsidiaries, on the one hand, and the remainder of the US Unwired group, on the other hand. The tax sharing agreement also addresses certain procedural tax matters.

                                  OTHER MATTERS

         We are not aware of any business or matter other than as indicated above, which may be properly presented at the special meeting. If, however, any other matter properly comes before the special meeting, proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

                              STOCKHOLDER PROPOSALS

         If we complete the merger, we will not hold annual meetings thereafter. If we do not complete the merger when currently anticipated, we intend to hold our next annual meeting on January 18, 2006 or shortly thereafter. If you intend to submit a matter for consideration at next year's annual meeting, your notice must be received by IWO's secretary at 52 Corporate Circle, Albany, New York 12203, 10 days after the mailing of the notice for the annual meeting by IWO.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file certain reports and information with the SEC under the Securities Exchange Act of 1934, as amended. You may obtain copies of this information in person or by mail from the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330 or (202) 942-8090. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers like IWO, which file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference into this proxy statement.

         In order to disclose certain additional important information to you, we refer you to other documents filed by IWO separately with the SEC. This information is deemed to be part of this proxy statement, except for information superseded by information included directly in, or incorporated by reference subsequent to the date of, this proxy statement. This proxy statement incorporates by reference the documents set forth below that IWO has previously filed with the SEC. They contain important information about IWO and its financial condition.

               SEC FILINGS

         o Annual report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 31, 2005;

         o Quarterly report on Form 10-Q and Form 10-Q/A for the fiscal quarter ended March 31, 2005, filed on May 16, 2005 and June 20, 2005, respectively;

         o Quarterly report on Form 10-Q for the fiscal quarter ended on June 30, 2005, filed on August 11, 2005; and

         o Current reports on Form 8-K filed on June 6, 2005, June 20, 2005 (other than the information furnished pursuant to Item 2.02), August 11, 2005 (other than the information furnished pursuant to Item 2.02), and September 1, 2005.

         In addition, we are also incorporating by reference additional documents that we may file with the SEC under the Securities Exchange Act of 1934, as amended, between the date of this proxy statement and the date of the special meeting of stockholders (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

         You have been sent some of the documents incorporated by reference, but you can obtain any of them through IWO or the SEC. A copy of any and all of the information that has been incorporated by reference is available from IWO, excluding any exhibits which are not specifically incorporated by reference as exhibits to this proxy statement, without charge to each person to whom a proxy statement is delivered, upon written or oral request of such person. Any requested documents will be sent by first class mail or other equally prompt means within one business day of receipt of such request, at the following address:

         IWO Holdings, Inc.
         52 Corporate Circle
         Albany, New York  12203
         (518) 862-6003
         Attention: Michael E. Cusack, Secretary

         If you would like to request documents from us, please do so immediately to receive them before the special meeting.

         You should rely only on the information in this document or in documents to which we have referred you. We have not authorized anyone to provide you with information that is different. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

September 28, 2005